UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Rule § 240.14a-12

BOWNE & CO., INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share of Bowne & Co., Inc.

(2)	Aggregate number of securities to which transaction applies: 40,095,996 shares of Common Stock; options to purchase 2,029,751 shares of Common Stock; restricted stock units with respect to 241,020 shares of Common Stock; and deferred stock units with respect to 806,888 shares of Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 40,095,996 shares of Common Stock multiplied by $11.50 per share; (B) options to purchase 1,327,377 shares of Common Stock with exercise prices less than $11.50 per share multiplied by $6.06 (which is the difference between $11.50 and the weighted average exercise price of $5.44 per share); (C) restricted stock units with respect to 241,020 shares of Common Stock multiplied by $11.50 per share; and (D) deferred stock units with respect to 806,888 shares of Common Stock multiplied by $11.50 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.0000713 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $481,198,801

(5)	Total fee paid: $34,309

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Preliminary Proxy Statement — Subject to Completion, dated March 26, 2010

Bowne & Co., Inc.
55 Water Street
New York, New York 10041
[    ●     ], 2010

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Bowne & Co., Inc. (the “Company”) to be held on [    ●    ] at [    ●    ], Eastern Time, at our headquarters, 55 Water Street, New York, New York 10041. At the special meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of February 23, 2010, among the Company, R.R. Donnelley & Sons Company, a Delaware corporation and Snoopy Acquisition, Inc., a Delaware corporation, pursuant to which the Company will be acquired by R.R. Donnelley & Sons Company. If the merger is completed, you, as a holder of Company common stock, will be entitled to receive $11.50 in cash, without interest and less any applicable withholding tax, for each share of the Company’s common stock you own at the consummation of the merger (unless you have properly and validly perfected your statutory rights of appraisal with respect to the merger).

Our board of directors has determined that the merger is fair to, and in the best interests of, the Company’s stockholders and approved and declared advisable the merger, the merger agreement and the other transactions contemplated by the merger agreement. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of the Company’s stockholders. We encourage you to read the entire proxy statement carefully. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

Your vote is important regardless of the number of shares of the Company’s common stock you own. Because the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the Company’s outstanding shares of common stock entitled to vote at the special meeting, a failure to vote or an abstention will have the same effect as a vote “against” the merger.

Accordingly, you are requested to submit your proxy by promptly completing, signing and dating the enclosed proxy card and returning it in the envelope provided or to submit your proxy by telephone or via the Internet in accordance with the instructions set forth in the proxy card prior to the special meeting, whether or not you plan to attend the special meeting. Submitting your proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. If you hold your shares through a broker, bank or other nominee, you should follow the procedures provided by your broker, bank or nominee.

Thank you for your cooperation and continued support.

Cordially,

Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [    ●    ], 2010 and is first being mailed to stockholders on or about [    ●    ], 2010.

Bowne & Co., Inc.
55 Water Street
New York, New York 10041

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD [    ●     ], 2010

Dear Stockholder:

A special meeting of stockholders of Bowne & Co., Inc., a Delaware corporation (the “Company”), will be held on [    ●    ], at [    ●    ], Eastern Time, at the Company’s headquarters, 55 Water Street, New York, New York 10041 for the following purposes:

1. To consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of February 23, 2010 (the “merger agreement”), among the Company, R.R. Donnelley & Sons Company, a Delaware corporation and Snoopy Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of R.R. Donnelley & Sons Company, as it may be amended from time to time, as more fully described in the accompanying proxy statement;

2. To consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

3. To transact such other business as may properly come before the special meeting.

Only stockholders of record as of [    ●    ], 2010 are entitled to notice of and to vote at the special meeting or at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of common stock you own. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of common stock outstanding and entitled to vote at the special meeting. The adoption of the proposal to adjourn the special meeting requires the affirmative vote of a majority of the votes cast by the holders of all common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

Holders of Company common stock who do not vote in favor of the adoption of the merger agreement are entitled to appraisal rights under Delaware law in connection with the merger if they comply with the requirements of Delaware law explained in the accompanying proxy statement.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy in the envelope provided, or submit your proxy by telephone by calling (866) 390-5389 or via the Internet at www.proxypush.com/bne in accordance with the instructions set forth in the proxy card prior to the special meeting and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement and in favor of adjournment of the special meeting, if necessary or appropriate, to permit solicitations of additional proxies. You may revoke your proxy at or at any time prior to the special meeting. If you hold your shares through a broker, bank or other nominee, please follow the instructions provided by your broker, bank or other nominee.

If you fail to vote by proxy or in person, your shares will effectively be counted as a vote against adoption of the merger agreement and will not be counted for purposes of determining whether a quorum is present at the special meeting or for purposes of the vote to adjourn the special meeting, if necessary or appropriate, to permit solicitations of additional proxies.

Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

By order of the board of directors,

Senior Vice President, General Counsel and Corporate Secretary

i

Page

MARKET PRICE OF THE COMPANY’S COMMON STOCK AND DIVIDEND INFORMATION	51
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	52
APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS	55
SUBMISSION OF STOCKHOLDER PROPOSALS	58
WHERE YOU CAN FIND ADDITIONAL INFORMATION	59
ANNEX A Agreement and Plan of Merger, dated as of February 23, 2010, among R.R. Donnelley & Sons Company, Snoopy Acquisition, Inc. and Bowne & Co., Inc	A-1
ANNEX B Opinion of Goldman, Sachs & Co	B-1
ANNEX C Section 262 of the Delaware General Corporation Law	C-1

ii

QUESTIONS AND ANSWERS ABOUT
THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Bowne & Co., Inc. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Except as otherwise specifically noted in this proxy statement, “Bowne,” the “Company,” “we,” “our,” “us” and similar words refer to Bowne & Co., Inc. Throughout this proxy statement we also refer to R.R. Donnelley & Sons Company as “RR Donnelley” and Snoopy Acquisition, Inc. as “Merger Sub.”

Q:	Why am I receiving this proxy statement?

A:	Our board of directors is furnishing this proxy statement in connection with the solicitation of proxies to be voted at a special meeting of stockholders or at any adjournments or postponements of the special meeting.

Q:	What am I being asked to vote on?

A:	You are being asked to adopt a merger agreement that provides for the acquisition of Bowne by RR Donnelley. The proposed acquisition would be accomplished through a merger of Merger Sub, a wholly owned subsidiary of RR Donnelley, with and into Bowne (which we refer to in this proxy statement as the “merger”). As a result of the merger, Bowne, which will be the surviving corporation in the merger, will become a subsidiary of RR Donnelley and the Company’s common stock will cease to be listed on The New York Stock Exchange, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended (which we refer to in this proxy statement as the “Exchange Act”).

In addition, you are being asked to grant Bowne management authority to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement at the time of the special meeting.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will be entitled to receive $11.50 in cash, or the “merger consideration” without interest and less any required withholding taxes, for each share of Company common stock that you own, unless you have properly and validly perfected your statutory rights of appraisal with respect to the merger. For example, if you own 100 shares of our common stock at the effective time of the merger, you will be entitled to receive $1,150.00 in cash in exchange for your shares of our common stock, less any required withholding taxes. You will not own shares in the surviving corporation.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, or submit your proxy via the Internet at www.proxypush.com/bne or telephone by calling (866) 390-5389, in accordance with the instructions provided on the enclosed proxy card, so that your shares can be voted at the special meeting of stockholders.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. YOU WILL RECEIVE DETAILED INSTRUCTIONS CONCERNING EXCHANGE OF YOUR STOCK CERTIFICATES IF THE MERGER IS CONSUMMATED.

Q:	How does the Company’s board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement. You should read “The Merger — Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 18 for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q:	What vote of our stockholders is required to adopt the merger agreement?

A:	Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of common stock outstanding that are entitled to vote at the special meeting. Accordingly, failure to vote or an abstention will have the same effect as a vote against adoption of the merger agreement. For the purpose of the vote on the merger, each share of common stock will carry one vote.

Q:	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of adopting the merger agreement at the time of the special meeting?

A:	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast by the holders of all common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

Q:	Where and when is the special meeting?

A:	The special meeting will be held on [ ● ], at [ ● ], at Bowne’s headquarters, 55 Water Street, New York, New York 10041.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of record as of the close of business on [ ● ], 2010 or the “record date,” are entitled to receive notice of the special meeting and to vote at the special meeting the shares of common stock that they held on the record date, or at any adjournments or postponements of the special meeting.

Q:	May I attend the special meeting and vote in person?

A:	Yes. All stockholders as of the record date may attend the special meeting and vote in person. Only persons with evidence of stock ownership or who are guests of the Company may attend and be admitted to the special meeting. Photo identification will be required (a valid driver’s license or passport is preferred). If your shares are registered in the name of a broker, bank or other nominee, you need to bring a valid form of proxy or a letter from that broker, bank or other nominee or your most recent brokerage account statement that confirms that you are the beneficial owner of those shares.

If you do not have proof that you own shares, you will not be admitted to the special meeting. Seating will be limited. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

Even if you plan to attend the special meeting in person, we urge you to complete, sign, date and return the enclosed proxy or submit your proxy via the Internet or telephone to ensure that your shares will be represented at the special meeting.

Q:	How do I vote my shares?

A:	If your shares are registered in your name, you may vote your shares by completing, signing, dating and returning the enclosed proxy card or you may vote in person at the special meeting. Additionally, you may submit a proxy authorizing the voting of your shares over the Internet at www.proxypush.com/bne or telephonically by calling (866) 390-5389. Proxies submitted over the Internet or by telephone must be received by 5:00 p.m., Eastern Time, on [ ● ], 2010. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy over the Internet or telephone. Based on your Internet or telephone proxy, the proxy holders will vote your shares according to your directions.

If your shares are held in “street name” through a broker, bank or other nominee you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares.

Q:	Can I change or revoke my vote?

A:	You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	by delivering a written notice to our Corporate Secretary, Scott L. Spitzer, at Bowne & Co., Inc., 55 Water Street, New York, New York 10041 bearing a date later than the proxy you previously delivered stating that you would like to revoke your proxy;

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting);

•	by submitting a later-dated proxy card; or

•	by voting a second time by telephone or the Internet, provided that the new proxy is received by 5:00 p.m., Eastern Time, on [ ● ], 2010.

Please note that if you hold your shares in “street name” through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to change your vote.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the adoption of the merger agreement, but will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional votes.

Q:	Do any of the Company’s executive officers or directors have any interests in the merger that may differ from or be in addition to my interests as a stockholder?

A:	Yes. In considering the recommendation of the board of directors with respect to the merger agreement, you should be aware that some of the Company’s directors and officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. For descriptions of these interests, please see the section entitled “Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 27.

Q:	What happens if I sell or otherwise transfer my shares of Company common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date the merger is expected to be completed. If you sell or otherwise transfer your shares of Company common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but you will transfer the right to receive the merger consideration. Even if you sell or otherwise transfer your shares of Company common stock after the record date, we urge you to complete, sign, date and return the enclosed proxy or submit your proxy via the Internet or telephone.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently or are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards or vote instruction cards you receive (or submit your proxy by telephone or via the Internet, if available to you) to ensure that all of your shares are voted.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect to consummate the merger in the second half of 2010. However, the exact timing and likelihood of completion of the merger cannot be predicted because the merger is subject to certain conditions, including adoption of the merger agreement by our stockholders and the receipt of regulatory approvals.

Q:	Will a proxy solicitor be used?

A.	Yes. The Company has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting, and the Company estimates it will pay D.F. King & Co., Inc. a fee of approximately $11,000 plus reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation.

Q:	Who can help answer my other questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York NY 10005
Toll free: (888) 644-5854
Banks and brokers call: (212) 269-5550

If you hold shares in “street name” through a broker, bank or other nominee, you should also contact your broker, bank or other nominee for additional information.

Important Notice Regarding Internet Availability of Proxy Materials for the Special Meeting of Stockholders to be held on [    ●    ], 2010. The Proxy Statement is available at www.bowne.com.

SUMMARY TERM SHEET

The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. See “Where You Can Find Additional Information” beginning on page 59. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, which is the legal document that governs the merger.

The Parties to the Merger (page 12)

Bowne & Co., Inc.
55 Water Street
New York, New York 10041
(212) 924-5500

The Company, a Delaware corporation, is a global leader in providing business services that help companies produce and manage their stockholder, investor, marketing and business communications. These communications include, but are not limited to, regulatory and compliance documents; personalized financial statements; enrollment kits; and sales and marketing collateral. Bowne’s services span the entire document life cycle and involve both electronic and printed media. Bowne helps clients create, edit and compose their documents, manage the content, translate the documents when necessary, personalize the documents, prepare the documents and in many cases perform the filing, and print and distribute the documents, both through the mail and electronically.

R.R. Donnelley & Sons Company
111 South Wacker Drive
Chicago, Illinois 60606
(312) 326-8000

RR Donnelley is a global provider of integrated communications. Founded more than 145 years ago, RR Donnelley works collaboratively with more than 60,000 customers worldwide to develop custom communications solutions that reduce costs, enhance ROI and ensure compliance. Drawing on a range of proprietary and commercially available digital and conventional technologies deployed across four continents, RR Donnelley employs a suite of leading Internet based capabilities and other resources to provide premedia, printing, logistics and business process outsourcing products and services to leading clients in virtually every private and public sector.

Snoopy Acquisition, Inc.
c/o R.R. Donnelley & Sons Company
111 South Wacker Drive
Chicago, Illinois 60606
(312) 326-8000

Snoopy Acquisition, Inc. is a Delaware corporation and a wholly-owned subsidiary of RR Donnelley. Snoopy Acquisition, Inc. was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The Merger (page 15)

The merger agreement provides that, at the effective time of the merger, Merger Sub will merge with and into the Company. In the merger, each share of Company common stock that is outstanding immediately prior to the effective time of the merger (other than shares owned by RR Donnelley, Merger Sub or any other wholly-owned subsidiary of RR Donnelley, shares owned by the Company or any subsidiary of the Company and shares owned by stockholders who have perfected and not withdrawn a demand for appraisal rights in connection with the merger under Delaware law) will be converted into the right to receive $11.50 per share in cash, without interest and less any applicable withholding tax.

The Special Meeting

Time, Place and Purpose (page 13)

The special meeting will be held on [    ●    ], starting at [    ●    ], Eastern Time, at Bowne’s headquarters, 55 Water Street, New York, New York 10041.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement, to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and to transact such other business as may properly come before the special meeting.

Record Date, Shares Entitled to Vote; Quorum (page 13)

You are entitled to vote at the special meeting if you owned shares of common stock at the close of business on [    ●    ], 2010, the record date for the special meeting. The presence at the meeting, in person or by proxy, of a majority of the shares of common stock issued and outstanding as of the close of business on the record date will constitute a quorum. On the record date, there were [    ●    ] shares of common stock outstanding.

Required Vote (page 13)

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of common stock outstanding that are entitled to vote at the special meeting. Each outstanding share of common stock on the record date entitles the holder to one vote at the special meeting. A failure to vote your shares of common stock or an abstention will have the same effect as a vote against adoption of the merger agreement. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast by the holders of all common stock present in person or by proxy at the special meeting and entitled to vote on the matter. Failure to vote your shares of common stock or an abstention will have no effect on the approval of the proposal to adjourn the special meeting.

Shares Held by Bowne Directors and Executive Officers (page 13)

As of the record date, the directors and executive officers of the Company held and are entitled to vote, in the aggregate, [    ●    ] shares of the Company’s common stock (excluding options), representing approximately [    ●    ]% of the aggregate common stock outstanding as of the record date. The directors and executive officers of the Company intend to vote their shares “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Voting and Proxies (page 14)

Any Company stockholder entitled to vote whose shares are registered in their name may submit a proxy by telephone by calling (866) 390-5389 or via the Internet at www.proxypush.com/bne, in accordance with the instructions provided on the enclosed proxy card, or by returning the enclosed proxy card by mail, or may vote in person by appearing at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee you should instruct your broker, bank or other nominee on how to vote your shares using the instructions provided by your broker, bank or other nominee. If you do not provide your broker, bank or other nominee with instructions, your shares will not be voted and that will have the same effect as a vote against the proposal to adopt the merger agreement.

Revocability of Proxies (page 14)

Any stockholder who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted at the special meeting:

•	by delivering a written notice to our Corporate Secretary, Scott L. Spitzer, at Bowne & Co., Inc., 55 Water Street, New York, New York 10041 bearing a date later than the proxy previously delivered stating that you would like to revoke your proxy;

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting);

•	by submitting a later-dated proxy card for the same shares; or

•	by voting a second time by telephone or Internet, provided that the new proxy is received by 5:00 p.m., Eastern Time, on [ ● ], 2010.

Please note that if you hold your shares in “street name” through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to change your vote.

Recommendation of the Board of Directors (page 18)

The board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and (iii) resolved to recommend that the stockholders of the Company adopt the merger agreement at a special meeting of the stockholders. The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In reaching its decision, the board of directors evaluated a variety of business, financial and market factors and consulted with management and financial and legal advisors. See “The Merger — Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 18.

Opinion of Goldman, Sachs & Co. (page 20 and Annex B)

Goldman Sachs delivered its opinion to the board of directors that, as of February 23, 2010 and based upon and subject to the factors and assumptions set forth therein, the $11.50 per share in cash to be paid to the holders (other than RR Donnelley and its affiliates) of shares of common stock of the Company pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated February 23, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Company’s board of directors in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of common stock should vote with respect to the merger. Pursuant to an engagement letter between Bowne and Goldman Sachs, we agreed to pay Goldman Sachs a transaction fee of approximately $7.4 million, with approximately $1.5 million paid upon the execution of the merger agreement and approximately $5.9 million payable upon consummation of the merger.

Interests of the Company’s Directors and Executive Officers in the Merger (page 27)

In considering the recommendation of the Company’s board of directors with respect to the merger agreement, stockholders should be aware that members of the Company’s board of directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. For the executive officers, the completion of the merger will result in, among other things, the accelerated vesting of stock options and other equity based awards, the accelerated vesting or payment of specified cash payments under deferred compensation arrangements and long term incentive arrangements, accelerated payment under retirement arrangements and the payment of severance benefits in the event the executive officer experiences a qualified termination of employment within a specified period of time after the merger, including, if applicable, a tax gross-up relating to “golden parachute” excise taxes resulting from such accelerations, payments and benefits. For the Company’s non-employee directors, the completion of the merger will result in the acceleration of all of their unvested and outstanding equity-based awards. Current and former directors and executive officers of the Company are entitled to continued indemnification and insurance coverage under the merger agreement. For the approximate value of the potential benefits that could be received by the executive officers and the directors, see “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 27. The members of the Company’s board of directors were aware of these interests, and considered them, when they approved the merger agreement.

Material United States Federal Income Tax Consequences (page 33)

If you are a U.S. holder of our common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of the common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder of our common stock, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. You should consult your own tax advisor for a full understanding of how the merger will affect your taxes.

Regulatory Approvals (page 35)

The HSR Act prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. The parties filed their respective notification and report forms pursuant to the HSR Act with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission on March 11, 2010. The parties also derive revenues in other jurisdictions where merger control filings or approvals may be required. The parties are currently in the process of reviewing where merger control filings or approvals may be required or, in RR Donnelley’s or the Company’s reasonable opinion, advisable in other foreign jurisdictions.

No Solicitation of Transactions (page 43)

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain limited circumstances required for our board of directors to comply with its fiduciary duties, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition or terminate the merger agreement and enter into an agreement with respect to a superior proposal after paying the termination fee specified in the merger agreement.

Conditions to Closing (page 46)

Each party’s obligation to effect the merger is subject to the satisfaction or waiver, to the extent applicable, of the following conditions:

•	the adoption of the merger agreement by our stockholders;

•	the expiration or termination of the waiting period under the HSR Act; any required approvals in Germany and Austria, if applicable, having been obtained or the expiration or termination of any applicable waiting periods thereunder; and all other mandatory approvals or filings, the failure of which to make or obtain provides a reasonable basis to conclude that the parties or any of their subsidiaries would be subject to risk of criminal sanctions or any of their representatives would be subject to risk of criminal or material civil or administrative sanctions, having been made and/or obtained and be in effect; and

•	the absence of any law, regulation, order, injunction or other requirement that restrains, enjoins or prohibits consummation of the transactions contemplated by the merger agreement.

RR Donnelley and Merger Sub will not be obligated to effect the merger unless the following additional conditions are satisfied or waived:

•	the accuracy of the Company’s representations and warranties to the extent required under the merger agreement as described under “The Merger Agreement — Conditions to the Merger”;

•	the performance, in all material respects, by the Company of its obligations under the merger agreement required to be performed at or prior to the closing date;

•	our delivery to RR Donnelley of a certificate from our Chief Executive Officer or Chief Financial Officer certifying that the conditions described in the preceding two bullets have been satisfied;

•	the absence of the requirement by governmental entities that RR Donnelley enter into agreements to license, dispose of or hold separate assets of the Company or its subsidiaries that produced gross revenues in excess of 5% of the gross revenues of the Company and its subsidiaries during the 2009 calendar year; and

•	the absence of any company material adverse effect.

We will not be obligated to effect the merger unless the following additional conditions are satisfied or waived:

•	the accuracy of RR Donnelley’s representations and warranties to the extent required under the merger agreement as described under “The Merger Agreement — Conditions to the Merger”;

•	the performance, in all material respects, by RR Donnelley and Merger Sub of their obligations under the merger agreement required to be performed at or prior to the closing date; and

•	RR Donnelley’s delivery to us of a certificate from its Chief Executive Officer or Chief Financial Officer certifying that the conditions described in the preceding two bullets have been satisfied.

Termination of the Merger Agreement (page 47)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows:

•	by mutual written consent of the Company and RR Donnelley;

•	by either RR Donnelley or the Company, if such party has not breached in any material respect its obligations under the merger agreement in any way that proximately contributed to the occurrence of the failure of a condition in the merger agreement and if:

•	the closing has not occurred on or before October 23, 2010 (which date may be extended by RR Donnelley or the Company to January 23, 2011 if the regulatory approvals condition has not been satisfied but all other conditions have been met);

•	the Company’s stockholders do not adopt the merger agreement at the special meeting or any postponement or adjournment thereof; or

•	a law, regulation, order, injunction or other requirement enacted or entered by any governmental entity that restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by the merger agreement becomes final and non-appealable (provided that the party seeking to terminate the merger agreement pursuant to the foregoing has used reasonable best efforts to oppose any such law, regulation, order, injunction or requirement);

•	by either RR Donnelley or the Company, in the event the other party breaches any of its representations, warranties, covenants or agreements in the merger agreement, or any representation or warranty shall have become untrue after the date of the merger agreement, such that the non-mutual conditions to the terminating party’s obligation to close would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of 30 days after written notice is given by the terminating party and the termination date;

•	by the Company if, prior to adoption of the merger agreement by our stockholders, our board of directors authorizes us to enter into a letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement with respect to a superior proposal (but only after we provide RR Donnelley with notice and an opportunity to make an offer as least as favorable, and we pay to RR Donnelley the termination fee, all as described in more detail below under “The Merger Agreement — Termination”);

•	by RR Donnelley if: our board of directors effects a change of recommendation; we have failed to take a vote of our stockholders on the merger prior to the termination date; following receipt of an acquisition proposal, our board of directors fails to reaffirm its approval or recommendation of the merger agreement and the merger as promptly as practicable (and in any event within 10 business days of the receipt of any written request to do so from RR Donnelley); or in response to a publicly disclosed tender offer or exchange offer for shares of our common stock our board of directors fails to recommend against such other offer.

Termination Fees and Expenses (page 48)

We have agreed to pay to RR Donnelley a termination fee of $14.5 million if:

•	we or RR Donnelley terminate the merger agreement because the merger is not completed by the termination date or the merger agreement is not adopted by the stockholders at the special meeting or any postponement or adjournment thereof, and:

•	an acquisition proposal was made to the Company, any of its subsidiaries or any of its stockholders, or any person publicly announced an intention to make an acquisition proposal, that was not withdrawn at least 10 business days prior to the termination date or stockholder vote, as applicable; and

•	within twelve months after such termination the Company or any of our subsidiaries enters into a letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement with respect to, consummates, or approves or recommends to the Company’s stockholders, any acquisition proposal or has consummated an acquisition proposal (with “50%” being substituted for “20%” in the definition of “acquisition proposal”);

•	RR Donnelley terminates the merger agreement because: our board of directors effects a change of recommendation; we have failed to take a vote of our stockholders on the merger prior to the termination date; following receipt of an acquisition proposal, our board of directors fails to reaffirm its approval or recommendation of the merger agreement and the merger as promptly as practicable (and in any event within 10 business days of the receipt of any written request to do so from RR Donnelley); or in response to a publicly disclosed tender offer or exchange offer for shares of our common stock our board of director’s fails to recommend against such other offer;

•	we terminate the merger agreement because:

•	our board of directors authorizes us to enter into a letter of intent or other agreement with respect to a superior proposal (but only after we provide RR Donnelley with notice and an opportunity to make an offer as least as favorable, as described in more detail below under “The Merger Agreement — Termination”); or

•	the Company’s stockholders do not adopt the merger agreement at the special meeting or any postponement or adjournment thereof and, on or prior to the date of the special meeting, certain events relating to a change of recommendation and giving rise to RR Donnelley’s right to terminate the merger agreement have occurred.

RR Donnelley has agreed to pay us a termination fee of $20 million plus up to $2.5 million in out-of-pocket expenses of the Company for its outside legal counsel if the merger agreement is terminated by us or RR Donnelley:

•	because the closing has not occurred on or before the termination date and at the time of such termination all closing conditions have been satisfied or waived, other than conditions that by their terms are to be satisfied at closing and other than the mutual condition regarding regulatory approvals or the condition to RR Donnelley’s obligation regarding consent agreements (as discussed under “The Merger Agreement — Conditions to the Merger”) (and we are not in material breach of our obligation under the merger agreement to use reasonable best efforts to complete the transactions contemplated by the merger agreement); or

•	because a law, regulation, order, injunction or other requirement enacted or entered by any governmental entity that restrains, enjoins or prohibits consummation of the transactions contemplated by the merger agreement under antitrust laws becomes final and non-appealable (and we are not in material breach of our obligation under the merger agreement to use reasonable best efforts to complete the transactions contemplated by the merger agreement).

Market Price of the Company’s Common Stock (page 51)

Our common stock is listed on The New York Stock Exchange under the trading symbol “BNE”. On February 23, 2010, which was the last full trading day before we announced the transaction, the Company’s common stock closed at $6.97 per share. On [    ●    ], 2010, which was the last trading day before the date of this proxy statement, the Company’s common stock closed at $[    ●    ] per share.

Appraisal Rights of Dissenting Stockholders (page 55 and Annex C)

Under Delaware law, holders of common stock who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. The judicially determined appraisal amount could be more than, the same as or less than the merger consideration. Any holder of common stock intending to exercise appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the proposal to adopt the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement and must otherwise strictly comply with all of the procedures required by Delaware law. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. A copy of the relevant section of Delaware law is attached hereto as Annex C.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Questions and Answers about the Special Meeting and the Merger,” “Summary Term Sheet,” “The Merger,” “The Merger — Opinion of Goldman, Sachs & Co.,” “The Merger — Regulatory Approvals,” “The Merger — Legal Proceedings Regarding the Merger” and in statements containing words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases. Although the Company believes the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The Company’s operations involve risks and uncertainties, many of which are outside the Company’s control, and any one of which, or a combination of which, could materially affect the Company’s results of operations and whether the forward-looking statements ultimately prove to be correct. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors including, but not limited to:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement and the possibility that the Company could be required to pay a $14.5 million fee in connection therewith;

•	the outcome of legal proceedings that have been instituted against us and others following announcement of the merger agreement;

•	risks that the regulatory approvals required to complete the merger will not be obtained in a timely manner, if at all;

•	the inability to complete the merger due to the failure to obtain stockholder approval or failure to satisfy any other conditions to the completion of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	diversion of management time on merger-related issues;

•	the effect of the announcement of the merger on our business and customer relationships, operating results and business generally, including our ability to retain key employees;

•	risks that the proposed transaction disrupts current plans and operations;

•	other risks detailed in our current filings with the SEC, including our most recent filing on Form 10-K and including but not limited to the risks detailed in the section entitled “Risk Factors.” See “Where You Can Find Additional Information” beginning on page 59.

All future written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by the previous statements.

THE PARTIES TO THE MERGER

Bowne & Co., Inc.

The Company, a Delaware corporation, is a global leader in providing business services that help companies produce and manage their stockholder, investor, marketing and business communications. These communications include, but are not limited to, regulatory and compliance documents; personalized financial statements; enrollment kits; and sales and marketing collateral. Bowne’s services span the entire document life cycle and involve both electronic and printed media. Bowne helps clients create, edit and compose their documents, manage the content, translate the documents when necessary, personalize the documents, prepare the documents and in many cases perform the filing, and print and distribute the documents, both through the mail and electronically. Bowne’s principal executive offices are located at 55 Water Street, New York, New York 10041, and our telephone number is (212) 924-5500.

R.R. Donnelley & Sons Company

RR Donnelley, a Delaware corporation, is a global provider of integrated communications. Founded more than 145 years ago, RR Donnelley works collaboratively with more than 60,000 customers worldwide to develop custom communications solutions that reduce costs, enhance ROI and ensure compliance. Drawing on a range of proprietary and commercially available digital and conventional technologies deployed across four continents, RR Donnelley employs a suite of leading Internet based capabilities and other resources to provide premedia, printing, logistics and business process outsourcing products and services to leading clients in virtually every private and public sector. RR Donnelley’s principal executive offices are located at 111 South Wacker Drive, Chicago, Illinois 60606, and its telephone number is (312) 326-8000.

Snoopy Acquisition, Inc.

Snoopy Acquisition, Inc. is a Delaware corporation and a wholly-owned subsidiary of RR Donnelley. Merger Sub was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, at the effective time of the merger, Merger Sub will merge with and into us. The Company will survive the merger and Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at c/o RR Donnelley, 111 South Wacker Drive, Chicago Illinois 60606, and its telephone number is (312) 326-8000.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on [    ●    ], starting at [    ●    ], Eastern Time, at Bowne’s headquarters, 55 Water Street, New York, New York 10041, or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to adopt the merger agreement as it may be amended from time to time and, if there are not sufficient votes in favor of adoption of the merger agreement, to consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. At this time, we know of no other matters to be submitted to our stockholders at the special meeting. If any other matters properly come before the special meeting or any adjournment or postponement of the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent in accordance with their judgment.

Our stockholders must approve the merger agreement for the merger to occur. If the stockholders fail to approve the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [    ●    ], 2010.

Record Date; Shares Entitled to Vote; Quorum

The holders of record of the Company’s common stock as of the close of business on [    ●    ], 2010, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [    ●    ] shares of common stock outstanding.

A quorum of stockholders is necessary to hold a valid special meeting. The presence of the holders of a majority of the shares of common stock issued and outstanding as of the close of business on the record date in person or by proxy will constitute a quorum for purposes of the special meeting.

Shares of common stock held by persons attending the special meeting but not voting, or shares for which the Company has received proxies with respect to which holders have abstained from voting, will be considered abstentions. For purposes of determining the presence or absence of a quorum, abstentions and properly executed “broker non-votes” (where a broker, bank or other nominee does not have discretionary authority to vote on a matter, as described in more detail below under “— Voting of Proxies”) will be counted as present.

Required Vote

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of common stock outstanding that are entitled to vote at the special meeting. Each outstanding share of common stock on the record date entitles the holder to one vote at the special meeting. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast by the holders of all common stock present in person or by proxy at the special meeting and entitled to vote on the matter.

If a Company stockholder fails to vote or abstains from voting, it will have the same effect as a vote against adoption of the merger agreement, but will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. Each “broker non-vote” will also have the same effect as a vote against adoption of the merger agreement but will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Shares Held by Bowne Directors and Executive Officers

As of the close of business on [    ●    ], 2010, the record date, our directors and executive officers held and are entitled to vote, in the aggregate, [    ●    ] shares of the common stock (excluding options), representing approximately [    ●    ]% of the aggregate common stock outstanding as of the record date. The directors and executive officers of the Company intend to vote their shares “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Voting of Proxies

If your shares are registered in your name you may cause your shares to be voted by returning a signed proxy card or you may vote in person at the special meeting. Additionally, you may submit a proxy authorizing the voting of your shares over the Internet at www.proxypush.com/bne or telephonically by calling (866) 390-5389. Proxies submitted over the Internet or by telephone must be received by 5:00 p.m., Eastern Time, on [    ●    ], 2010. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy over the Internet or telephone. Based on your Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. If your proxy card is properly executed, but no instructions are indicated on your proxy card, your shares of common stock will be voted in accordance with the recommendation of the board of directors to vote “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares are held in “street name” through a broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares using the instructions provided by your broker, bank or other nominee. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee and they can give you directions on how to vote your shares. If you do not provide voting instructions to your broker, bank or other nominee, your shares will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker, bank or other nominee can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on matters for which specific authorization is required. Under current rules of The New York Stock Exchange, organizations who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the proposal to adopt the merger agreement. If you do not instruct your broker, bank or other nominee how to vote, or do not attend the special meeting and vote in person with a legal proxy from your broker, bank or other nominee, it will have the same effect as if you voted “against” adoption of the merger agreement.

Revocability of Proxies

You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	by delivering a written notice to our Corporate Secretary, Scott L. Spitzer, at Bowne & Co., Inc., 55 Water Street, New York, New York 10041 bearing a date later than the proxy you previously delivered stating that you would like to revoke your proxy;

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting);

•	by submitting a later-dated proxy card for the same shares; or

•	by voting a second time by telephone or the Internet, provided that the new proxy is received by 5:00 p.m., Eastern Time, on [ ● ], 2010.

Please note that if you hold your shares in “street name” through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to change your vote.

Solicitation of Proxies

The Company will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of the Company may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. The Company will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. The Company has retained D. F. King & Co., Inc. to assist it in the solicitation of proxies for the special meeting and will pay D. F. King & Co., Inc. a fee of approximately $11,000, plus reimbursement for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation.

Stockholder List

A list of our stockholders entitled to vote at the special meeting will be available for examination by any Company stockholder at the special meeting. For 10 days prior to the special meeting, this stockholder list will be available for inspection during ordinary business hours at our principal place of business located at 55 Water Street, New York, New York 10041.

THE MERGER

Background of the Merger

Our board of directors and senior management in the ordinary course periodically review and assess strategic alternatives available to us to enhance stockholder value, and the Company has from time to time implemented strategic changes and initiatives in connection with such reviews. For example, over the past few years, the Company has made several significant changes to its organizational structure and manufacturing capabilities. From time to time, Simpson Thacher & Bartlett LLP (“Simpson Thacher”), the Company’s regular outside legal counsel, has participated in board meetings and meetings with management on such matters and has reviewed with the board its fiduciary duties in connection with various strategic alternatives that have been explored. At a regularly scheduled meeting of the board of directors on November 19, 2009, our board of directors reviewed certain aspects of our strategic direction and business plan.

At the November 19th board meeting, David J. Shea, our Chairman and Chief Executive Officer, also informed the board that shortly prior to the date of the board meeting, he had been contacted by representatives of Goldman, Sachs & Co. (“Goldman Sachs”), which provides financial services to the Company from time to time. The representatives of Goldman Sachs had been contacted by Thomas J. Quinlan, III, the President and Chief Executive Officer of RR Donnelley, with a view to setting up a meeting with Mr. Shea. Mr. Shea further informed the board that a meeting with Mr. Quinlan had been arranged for December 15, 2009, but no specific agenda was determined.

On December 15, 2009, Mr. Shea met with Mr. Quinlan. At the meeting, Mr. Quinlan indicated that he would be interested in exploring a possible business combination of Bowne and RR Donnelley. Mr. Shea indicated that such a combination could be of interest to Bowne. No specific terms were discussed and Mr. Shea and Mr. Quinlan discussed potentially pursuing a business combination in early January 2010. At a December 16, 2009 meeting of the Company’s board of directors, Mr. Shea briefed the board on his meeting with Mr. Quinlan and the board agreed that it was desirable for Mr. Shea to continue with exploratory discussions.

On January 8, 2010, during a telephone conversation with Mr. Shea, Mr. Quinlan communicated a proposal to acquire the Company at $9.50 per share in an all cash transaction. Mr. Shea indicated his belief that the value of the combined business including anticipated synergies warranted a higher price per share, but that he would discuss the proposal with the Company’s board of directors. On January 11, 2010, Bowne’s management determined to engage Goldman Sachs as its financial advisor in connection with the potential transaction.

The Company’s board of directors met on January 12, 2010 to discuss the proposal from RR Donnelley. Representatives of Goldman Sachs also attended the meeting and reviewed certain financial aspects of the proposal. After discussing the Company’s recent financial performance and business prospects and the significant potential cost synergies that a combination of Bowne and RR Donnelley could involve, the board determined to continue exploring a potential business combination with RR Donnelley and authorized management to continue discussions with RR Donnelley and to provide additional information to RR Donnelley to attempt to support a higher purchase price. The board also discussed and considered the risks of a potential transaction not being consummated following public announcement, including for failure to obtain antitrust approval. The board also considered the potential benefits and detriments of potentially inviting other parties to make an offer for the Company in the event they would be considering a potential sale of the Company at a $9.50 per share level. In addition, after excusing the representatives of Goldman Sachs from the meeting, the board of directors ratified management’s decision to engage Goldman Sachs as the Company’s financial advisor in connection with the potential transaction.

Mr. Shea contacted Mr. Quinlan on January 13, 2010 to communicate the reaction of the Company’s board of directors to RR Donnelley’s proposal. Mr. Shea indicated that the board did not consider the $9.50 per share price acceptable, particularly in light of the Company’s performance in the fourth quarter of 2009 and its outlook for 2010. Mr. Shea further indicated that if RR Donnelley could consider an improved proposal were it to better understand the prospects of the Company and the potential synergies of the transaction, Bowne would be willing to share certain information, on a confidential basis, at a meeting with a small group of executives of RR Donnelley. Mr. Quinlan agreed to hold such a meeting with the objective of determining whether the additional information could form the basis for RR Donnelley to make a revised and improved proposal.

On January 14, 2010, in anticipation of the meeting between the small groups of executives of each of Bowne and RR Donnelley, Bowne and RR Donnelley entered into a confidentiality agreement.

On January 20, 2010, Mr. Shea and John Walker, the Chief Financial Officer of Bowne, met with Mr. Quinlan, John Paloian, the Chief Operating Officer of RR Donnelley, and Dan Knotts, the Group President of RR Donnelley, in order to review certain financial and cost information with respect to Bowne. Representatives of Goldman Sachs and Merrill Lynch, Pierce, Fenner & Smith Incorporated, RR Donnelley’s financial advisor, were also present at the meeting.

On January 25, 2010, Mr. Shea and Mr. Quinlan discussed further via telephone RR Donnelley’s proposal and the information presented at the January 20th meeting as well as potential cost synergies presented by the proposed transaction. Mr. Shea argued in favor of a valuation for Bowne in excess of the $9.50 per share RR Donnelley proposal.

On February 4, 2010, Mr. Quinlan and Mr. Shea held a telephone conversation. Mr. Quinlan outlined an improved proposal of $11.00 per share, with a portion of the consideration potentially in stock of RR Donnelley and a $20 million termination fee to be paid by RR Donnelley to the Company if the transaction terminated due to a failure to obtain antitrust approval. Mr. Quinlan also communicated RR Donnelley’s desired timeframe for conducting due diligence and the negotiation of transaction documentation and requested that Bowne agree to a 45-day exclusivity period.

At a meeting of the Company’s board of directors held on February 5, 2010, Mr. Shea reviewed with the board RR Donnelley’s revised proposal. Representatives of Goldman Sachs and Simpson Thacher were also in attendance. Representatives of Goldman Sachs reviewed certain financial aspects of the revised proposal and representatives of Simpson Thacher reviewed the fiduciary obligations of the board of directors and certain antitrust-related matters. Following consideration and discussion, the board authorized management of the Company to continue further discussions with RR Donnelley regarding price and appropriate contractual protection concerning antitrust matters. The board also determined that an all-cash transaction would be preferable to a part stock, part cash transaction. In addition, RR Donnelley’s request for exclusivity was also discussed with the board. In considering how to achieve the highest price for the Company, the board took into consideration the fact that pursuing a public sale process risked serious damage to the Company’s business and organization, with no guarantee that a higher price would be achieved. The board also considered the views of management and Goldman Sachs that they were not aware of any other potential buyers that could compete with RR Donnelley’s revised proposal given the potential synergies and the difficulty in maintaining confidentiality in connection with a private sale process involving a number of potential acquirors.

On February 6, 2010, Mr. Quinlan and Mr. Shea held a telephone conversation. Mr. Quinlan made a further revised and improved proposal of $11.50 per share and also indicated that, if the transaction terminated due to failure to obtain antitrust approval, in addition to the $20 million termination fee previously offered, RR Donnelley would also be willing to reimburse Bowne’s outside legal expenses in an amount up to $2.5 million. In consideration for the revised proposal, Mr. Quinlan renewed the request for a 45-day exclusivity period.

On February 7-8, 2010, representatives of RR Donnelley provided to Bowne a draft exclusivity letter as well as legal and financial due diligence requests. Representatives of Simpson Thacher provided to Sullivan & Cromwell LLP (“Sullivan & Cromwell”), legal counsel for RR Donnelley, a draft confidentiality agreement, which was intended to cover a broader exchange of information than the confidentiality agreement entered into on January 14, 2010.

On February 8, 2010, Mr. Shea sent to the members of the Company’s board of directors a memo updating the board on RR Donnelley’s revised proposal of $11.50 per share and RR Donnelley’s offer to also reimburse Bowne for legal expenses of outside counsel in an amount up to $2.5 million in the event the transaction was terminated due to failure to obtain antitrust approval. The memo further reported that Bowne was prepared to agree to RR Donnelley’s request for exclusivity and reported on the status of the due diligence process.

On February 9, 2010, Bowne and RR Donnelley entered into a confidentiality agreement (which superseded the confidentiality agreement entered into on January 14, 2010) and an exclusivity agreement providing for exclusive negotiations until the earlier of the execution of definitive documentation or March 11, 2010 (subject to certain exceptions allowing for the exercise of the fiduciary duties of the Company’s board of directors). In addition, on February 9, 2010, Bowne granted certain representatives of RR Donnelley and its advisors access to an electronic data room.

On February 11, 2010, Sullivan & Cromwell provided the Company and Simpson Thacher with an initial draft merger agreement. On February 15, 2010, Simpson Thacher sent comments to the initial draft of the merger agreement to Sullivan & Cromwell.

On February 16, 2010, the Company’s board of directors met to discuss the status of the proposed transaction. Representatives of Simpson Thacher and Goldman Sachs were also present at the meeting. Mr. Shea reviewed for the board the status of the due diligence process. Representatives of Simpson Thacher reviewed for the board the transaction process and the fiduciary obligations of the board of directors. Representatives of Simpson Thacher also discussed the exclusivity agreement Bowne entered into with RR Donnelley and the fiduciary duty exception to the agreement, and reported on certain transaction issues arising out of the initial draft merger agreement. Representatives of Goldman Sachs provided their view that RR Donnelley had sufficient financial resources to complete the transaction without needing to obtain transaction-specific financing.

On February 18, 2010, Sullivan & Cromwell sent Simpson Thacher a revised draft of the merger agreement, and from February 19, 2010 continuing through February 23, 2010 the parties and their respective legal advisors conducted further negotiations on the terms and conditions of the merger agreement.

On February 22, 2010, the board of directors held a meeting to discuss the status of the proposed transaction. Representatives of Goldman Sachs and Simpson Thacher were also present at the meeting. Mr. Shea updated the board on the progression of RR Donnelley’s due diligence review of the Company and on the status of negotiations with RR Donnelley regarding the transaction documentation. Representatives of Simpson Thacher reviewed for the board the fiduciary duties of the directors and the terms of the current draft of the merger agreement, which was provided to the board, including the status of negotiations with respect to certain matters. Representatives of Goldman Sachs reviewed certain financial aspects of RR Donnelley’s proposal.

On February 23, 2010, the board of directors held another meeting to discuss the proposed transaction. Representatives of Goldman Sachs and Simpson Thacher were also present at the meeting. Mr. Shea updated the board on the progression of negotiations and diligence matters since the February 22nd board meeting. Representatives of Simpson Thacher reviewed and discussed with the board the changes to the merger agreement that had been negotiated since the February 22nd meeting. Goldman Sachs reviewed for the board its financial analysis of the merger consideration and provided its oral opinion to the board of directors, later confirmed in writing, that, based upon and subject to the factors and assumptions set forth therein, as of February 23, 2010, the $11.50 per share in cash to be paid to the holders (other than RR Donnelley and its affiliates) of common stock of the Company pursuant to the merger agreement was fair, from a financial point of view, to such holders. After further discussion, the Company’s board of directors unanimously determined that the merger agreement and the merger were advisable and in the best interests of the Company and its stockholders, approved the merger agreement and authorized its execution and resolved to recommend that the Company’s stockholders adopt the merger agreement.

On February 23, 2010, after the close of trading on The New York Stock Exchange, Bowne and RR Donnelley issued a joint press release announcing the transaction.

Reasons for the Merger; Recommendation of the Board of Directors

The board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and (iii) resolved to recommend that the stockholders of the Company adopt the merger agreement at a special meeting of the stockholders.

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors consulted with management and its financial and legal advisors. The board of directors considered a number of factors and potential benefits of the merger including, without limitation, the following:

•	the current and historical market prices of the Company’s common stock, including the fact that the $11.50 per share to be paid for each share of Company common stock in the merger represents: (i) a 65% premium to the closing price of our common stock on February 23, 2010, the day we publicly announced the transaction, (ii) a 92% premium to the twelve month average closing price of our common stock before the public announcement of the transaction, (iii) a 34% premium to the highest closing price of our common stock during the 52-week period prior to public announcement of the transaction, (iv) a 68% premium to the average closing price of our common stock during the six month period prior to public announcement of the transaction and (v) a 44% premium to the average closing price of our common stock during the 2-year period prior to public announcement of the transaction;

•	that the merger consideration is all cash, which provides certainty of value to our stockholders;

•	the business, competitive position, strategy and prospects of the Company, and current industry, economic and market conditions;

•	the possible alternatives to the sale of the Company, including remaining as an independent public company, and the fact that there are business, financial, market and execution risks associated with remaining independent and successfully implementing the Company’s business strategies;

•	the belief of the board of directors and management that no other alternative reasonably available to the Company and its stockholders would provide greater value to our stockholders within the foreseeable future;

•	the belief of the board of directors, in consultation with its legal and financial advisors, that it was unlikely that any strategic or private equity purchaser would make a higher offer for Bowne based on market, industry and credit conditions;

•	the timing of the merger and the risk that, if we did not accept RR Donnelley’s offer, we would not have another opportunity to do so in the foreseeable future;

•	the fact that the price finally agreed to was the result of multiple increases by RR Donnelley;

•	the financial analysis presented by Goldman Sachs, as well as the oral opinion of Goldman Sachs later confirmed in writing that, based upon and subject to the factors and assumptions set forth in the opinion, as of the date of the opinion, the $11.50 per share in cash to be paid to the holders (other than RR Donnelley and its affiliates) of common stock of the Company pursuant to the merger agreement was fair, from a financial point of view, to such holders, as described under “The Merger — Opinion of Goldman, Sachs & Co.” (the full text of Goldman Sachs’ written opinion is attached as Annex B to this proxy statement);

•	the likelihood that the proposed acquisition would be completed, in light of the financial capabilities and reputation of RR Donnelley and the limited conditions to complete the merger;

•	that stockholders of the Company who do not vote in favor of adoption of the merger agreement will have the right to demand appraisal of the fair value of their shares under Delaware law; and

•	the terms of the merger agreement, including: the limited number and nature of the conditions to complete the merger; our right to terminate the merger agreement under certain circumstances to enter into an agreement with respect to a superior proposal (subject to, among other things, paying a $14.5 million termination fee); and the obligation of RR Donnelley to pay us a termination fee of $20 million plus up to $2.5 million in expenses of outside legal counsel if the merger agreement is terminated in certain circumstances involving a failure to obtain antitrust approvals.

Our board of directors also considered potentially negative factors in its deliberations concerning the merger including, among others, the following:

•	the fact that we will no longer exist as an independent public company and our stockholders will no longer participate in our growth or benefit from any future increases in the value of Bowne;

•	that, under the terms of the merger agreement, the Company cannot solicit other acquisition proposals and must pay a termination fee of $14.5 million in cash if the merger agreement is terminated under certain circumstances specified in the merger agreement, including if the Company terminates the merger agreement to enter into an agreement with respect to a superior proposal;

•	the risk that we might not receive necessary regulatory approvals and clearances;

•	the fact that under the terms of the merger agreement RR Donnelley is not required to, in order to obtain necessary approvals and clearances, with respect to the assets of RR Donnelley, the Company or any of their subsidiaries, sell, divest, lease, license, transfer, dispose of or otherwise encumber any assets, licenses, operations, rights, product lines, businesses or interests, other than licenses, disposals or hold separates required by a governmental entity to permit consummation of the merger under applicable antitrust laws of assets, licenses, operations, rights, businesses or interests therein or business product lines of the Company and its subsidiaries that did not, collectively, produce gross revenues in excess of 5% of the 2009 gross revenues of the Company and its subsidiaries;

•	the restrictions on the conduct of our business prior to the consummation of the merger, which, subject to the limitations specified in the merger agreement, may delay or prevent the Company from taking certain actions during the time that the merger agreement remains in effect;

•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential impact on the Company’s businesses; and

•	the interests that our directors and executive officers may have with respect to the merger, in addition to their interests as stockholders of the Company generally, as described in “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.”

In view of the variety of factors considered in connection with its evaluation of the merger, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation, including the fairness opinion and related financial analysis provided by Goldman Sachs. In addition, individual directors may have given differing weights to different factors, including the fairness opinion and financial analysis provided by Goldman Sachs.

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Goldman, Sachs & Co.

Goldman Sachs rendered its opinion to the board of directors that, as of February 23, 2010 and based upon and subject to the factors and assumptions set forth therein, the $11.50 per share in cash to be paid to the holders (other than RR Donnelley and its affiliates) of shares of common stock of the Company pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated February 23, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the board of directors in connection with the board of directors’ consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of common stock should vote with respect to the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Bowne for the five fiscal years ended December 31, 2008;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Bowne;

•	certain other communications from Bowne to its stockholders;

•	certain publicly available research analyst reports for Bowne; and

•	certain internal financial analyses and forecasts for Bowne prepared by our management, as approved for Goldman Sachs’ use by us, which we refer to as the Forecasts.

Goldman Sachs also held discussions with members of the senior management of Bowne regarding their assessment of the past and current business operations, financial condition and future prospects of Bowne. In addition, Goldman Sachs reviewed the reported price and trading activity for the Company’s common stock, compared certain financial and stock market information for Bowne with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the printing services industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it and Goldman Sachs does not assume any liability for any such information. In that regard, Goldman Sachs assumed, with our consent, that the Forecasts had been reasonably prepared on a basis reflecting the best then-currently available estimates and judgments of the management of Bowne. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Bowne or any of our subsidiaries, nor was any evaluation or appraisal of the assets and liabilities of Bowne or any of our subsidiaries furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis. In addition, Goldman Sachs did not express any opinion as to the impact of the merger on the solvency or viability of Bowne or RR Donnelley or the ability of Bowne or RR Donnelley to pay its obligations when they come due. Goldman Sachs’ opinion does not address any legal, regulatory, tax or accounting matters, nor does it address the underlying business decision of Bowne to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Bowne. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, Bowne or any alternative transaction. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date thereof, of the $11.50 per share in cash to be paid to the holders (other than RR Donnelley and its affiliates) of shares of common stock of the Company pursuant to the merger agreement. Goldman Sachs does not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Bowne; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Bowne, or class of such persons, in connection with the merger, whether relative to the $11.50 per share in cash to be paid to the holders (other than RR Donnelley and its affiliates) of shares of common stock of the Company pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 23, 2010 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Goldman Sachs reviewed the historical trading prices and volumes for the Bowne common stock for the 3-year period ended February 23, 2010. In addition, Goldman Sachs analyzed the consideration to be paid to holders of common stock of the Company pursuant to the merger agreement in relation to the closing price as of February 23, 2010, the 52-week high closing price as of February 23, 2010, the average closing prices for the six-month, twelve-month and twenty-four-month periods ended February 23, 2010, the median research analyst target price, and the estimated median cost basis of Bowne’s latest stockholders as of February 17, 2010.

This analysis indicated that the price per share to be paid to Bowne stockholders pursuant to the merger agreement represented a premium of:

•	65.0% based on the February 23, 2010 closing price of $6.97 per share;

•	34.2% based on the latest 52 weeks’ high closing price of $8.57 per share;

•	68.0% based on the latest six month average closing price of $6.85 per share;

•	92.0% based on the latest twelve month average closing price of $5.99 per share;

•	43.7% based on the latest twenty-four month average closing price of $8.00 per share;

•	12.2% based on the median of research analysts’ twelve month target prices as of February 23, 2010 of $10.25 per share; and

•	67.0% based on the estimated median cost basis of Bowne’s 25 largest stockholders as of February 17, 2010 of $6.89 per share.

Implied Transaction Multiples

Goldman Sachs calculated various financial multiples and ratios for Bowne based on the closing price of $6.97 per share of common stock on February 23, 2010 and the $11.50 per share merger consideration using the Forecasts provided by Bowne management, publicly available information concerning Bowne and market data as of February 23, 2010. With respect to Bowne, Goldman Sachs calculated the following multiples:

•	enterprise value, which is the market value of common equity (including stock options, restricted stock, restricted stock units and deferred stock units) plus the book value of debt, less cash, as a multiple of actual 2009 sales, projected 2010 sales and projected 2011 sales;

•	enterprise value as a multiple of actual 2009 earnings before interest, taxes, depreciation and amortization, or EBITDA, projected 2010 EBITDA, projected 2011 EBITDA and projected 2012 EBITDA; and

•	price as a multiple of projected 2010 GAAP earnings per share, or EPS, projected 2011 EPS and projected 2012 EPS.

For purposes of its analyses, unless otherwise noted, Goldman Sachs’ calculation of 2009 EBITDA and 2009 EPS was adjusted to exclude approximately $24.6 million in restructuring, integration and asset impairment charges.

The results of these analyses are summarized in the table below:

		Multiples Based on		Multiples Based on
	Year	$6.97 per Share		$11.50 per Share

Enterprise Value to /Sales	2009	0.41	x	0.70	x
	2010	0.37	x	0.64	x
	2011	0.34	x	0.58	x
Enterprise Value to EBITDA	2009	6.0	x	10.3	x
	2010	4.4	x	7.5	x
	2011	3.7	x	6.3	x
	2012	3.1	x	5.4	x
Price to EPS (GAAP)	2010	18.0	x	29.7	x
	2011	12.0	x	19.7	x
	2012	8.8	x	14.5	x

Selected Companies Analysis

Goldman Sachs reviewed and compared certain financial information for Bowne to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the printing services industry:

•	Consolidated Graphics, Inc.

•	Cenveo, Inc.

•	Deluxe Corporation

•	RR Donnelley

•	The Standard Register Company

•	Transcontinental Inc.

Although none of the selected companies is directly comparable to Bowne, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Bowne.

Goldman Sachs also calculated and compared various financial multiples and ratios for Bowne and the selected companies based on financial data available as of February 23, 2010, financial information it obtained from our management, including the Forecasts, and information it obtained from SEC filings and the Institutional Brokers’ Estimate System, or IBES. IBES compiles forward-looking financial estimates published by selected equity research analysts for U.S. and foreign publicly-traded companies. Unless otherwise noted, Goldman Sachs used the median of such IBES estimates as of February 23, 2010. With respect to the selected companies and Bowne, Goldman Sachs calculated:

•	enterprise value as a multiple of latest twelve months, or LTM, sales and estimated 2010 sales;

•	enterprise value as a multiple of estimated 2010 EBITDA and estimated 2011 EBITDA; and

•	price as a multiple of estimated 2010 and estimated 2011 EPS (calendarized to a December year-end).

The results of these analyses are summarized in the table below:

					Bowne
	Selected Companies				(Multiples Based on
	(Including Bowne)				$6.97 per Share
	Range		Median		Price)

Enterprise Value as a Multiple of:
LTM Sales	0.3x-1.3	x	0.7	x	0.4	x
2010E Sales	0.4x-1.3	x	0.8	x	0.4	x
2010E EBITDA	4.1x-5.9	x	5.5	x	4.1	x
2011E EBITDA	3.5x-5.5	x	5.1	x	3.5	x
Price as a Multiple of:
2010E EPS	7.3x-19.5	x	14.2	x	15.5	x
2011E EPS	6.7x-14.7	x	9.7	x	10.1	x

Illustrative Discounted Cash Flow Analysis

Goldman Sachs performed an illustrative discounted cash flow analysis on Bowne using the Forecasts. Goldman Sachs calculated indications of net present value per share of common stock as of February 28, 2010 based on unlevered cash flows for Bowne for the years 2010 through 2012 using discount rates ranging from 12.0% to 14.0%. Goldman Sachs calculated illustrative terminal values in the year 2012 based on assumed perpetuity growth rates of cash flow ranging from 1.0% to 3.0%. These illustrative terminal values were then discounted to calculate implied indications of net present values using discount rates ranging from 12.0% to 14.0%, reflecting estimates of the Company’s weighted average cost of capital. The illustrative discounted cash flow analysis resulted in an illustrative per share value indication of $7.77 to $10.75.

Selected Transactions Analysis

Goldman Sachs analyzed certain information relating to the following twenty selected transactions in the printing services industry since April 1, 1999:

•	Quad/Graphics, Inc. acquisition of World Color Press Inc.

•	RR Donnelley’s proposed acquisition of Quebecor World, Inc. (offer was withdrawn)

•	Hombergh/De Pundert Group’s acquisition of the European operations of Quebecor World, Inc.

•	Cenveo, Inc.’s acquisition of Commercial Envelope Manufacturing Co., Inc.

•	Transcontinental Inc.’s acquisition of PLM Group Ltd.

•	RR Donnelley’s acquisition of Von Hoffmann Holdings, Inc. (Von Hoffmann Corporation and Anthology, Inc.)

•	Cenveo, Inc.’s acquisition of Cadmus Communications Corporation

•	RR Donnelley’s acquisition of Perry Judd’s Holdings Incorporated

•	M&F Worldwide Corp.’s acquisition of John H. Harland Company

•	RR Donnelley’s acquisition of Banta Corporation

•	M&F Worldwide Corp.’s acquisition of Novar USA Inc. (Clark American and related companies)

•	Kohlberg Kravis Roberts & Co. L.P. Acquisition of approximately 45% of Visant Holding Corp.

•	Deluxe Corporation’s acquisition of New England Business Services, Inc.

•	RR Donnelley’s acquisition of Moore Wallace Incorporated

•	Von Hoffmann Corporation’s acquisition of The Lehigh Press Inc.

•	Moore Corporation Limited’s acquisition of Wallace Computer Services, Inc.

•	Thomas H. Lee Company and Evercore Capital Partners’ acquisition of Big Flower Holdings, Inc.

•	Quebecor Printing Inc.’s acquisition of World Color Press, Inc.

•	DLJ Merchant Banking Partners II, L.P.’s acquisition of Merrill Corporation

•	Cadmus Communications Corporation acquisition of The Mack Printing Group

For each of the selected transactions, Goldman Sachs calculated and compared levered market value (the market value of the equity plus net debt) as a multiple of latest twelve months, or LTM, sales, LTM EBITDA and LTM earnings before interest, taxes, or EBIT.

The following table presents the results of this analysis:

	Selected Transactions				Proposed
Levered Market Value as a Multiple of:	Range		Median		Transaction

LTM Sales	0.20x-1.59	x	0.99	x	0.70	x
LTM EBITDA	6.1x-12.2	x	7.4	x	10.3	x
LTM EBIT	10.2x-30.3	x	12.6	x	35.6	x

Illustrative Present Value of Future Stock Price Analysis

Goldman Sachs performed illustrative analysis of the implied present value of the future prices of a share of common stock, which is designed to provide an indication of the present value of a theoretical future price of a company’s equity.

Goldman Sachs first calculated the implied values per share of common stock as of February for each of years 2010 to 2012 by applying price to forward earnings multiples of 12.0x to 18.0x to management’s EPS estimates for the years 2010 to 2012, and then discounted 2011 and 2012 values back one year and two years, respectively, using a discount rate of 14.0%, reflecting an estimate of the Company’s cost of equity. This analysis resulted in a range of implied present values of $4.65 to $11.01 per share of common stock.

Goldman Sachs also calculated the implied values per share of common stock as of February for each of years 2010 to 2012 by applying enterprise value to forward EBITDA multiples of 4.0x to 6.0x to management’s EBITDA estimates for the years 2010 to 2012, and then discounted 2011 and 2012 values back one year and two years, respectively, using a discount rate of 14.0%, reflecting an estimate of the Company’s cost of equity. This analysis resulted in a range of implied present values of $6.29 to $10.65 per share of common stock.

Illustrative Leveraged Buyout Analysis

Goldman Sachs performed an illustrative leveraged buyout analysis using the Forecasts and publicly available historical information. In performing the illustrative leveraged buyout analysis, Goldman Sachs assumed hypothetical financial buyer purchase prices per share of common stock ranging from $9.00 to $11.00. Based on a range of illustrative projected 2012 EBITDA exit multiples of 4.5x to 6.5x for the assumed exit at the end of 2012, which reflect illustrative implied prices at which a hypothetical financial buyer might exit its investment through a sale transaction, this analysis resulted in illustrative internal rate of equity returns to a hypothetical financial buyer ranging from 0.0% to 36.0%.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Bowne or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the board of directors as to the fairness from a financial point of view of the $11.50 per share in cash to be paid to the holders (other than RR Donnelley and its affiliates) of shares of common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Bowne, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms’-length negotiations between Bowne and RR Donnelley and was approved by the board of directors. Goldman Sachs provided advice to Bowne during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to us or the board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the board of directors was one of many factors taken into consideration by the board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, Bowne, RR Donnelley and any of their respective affiliates or any currency or commodity that may be involved in the merger for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to Bowne in connection with, and have participated in certain of the negotiations leading to, the merger. In addition, Goldman Sachs has provided certain investment banking and other financial services to Bowne and its affiliates from time to time, including having acted as sole book runner with respect to a public offering of 12,075,000 shares of Bowne’s common stock in August 2009. Goldman Sachs has also provided, and are providing, certain investment banking and other financial services to RR Donnelley and its affiliates, including having acted as financial advisor to RR Donnelley with respect to its acquisitions of Banta Corporation in January 2007 and Von Hoffman Corp. in May 2007. Goldman Sachs may also provide investment banking and other financial services to Bowne and RR Donnelley and their respective affiliates in the future. In connection with the above-described services Goldman Sachs has received, and may receive, compensation.

The board of directors has selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated January 14, 2010, we engaged Goldman Sachs to act as our financial advisor in connection with the contemplated merger. Pursuant to the terms of this engagement letter, we agreed to pay Goldman Sachs a transaction fee of approximately $7.4 million, with approximately $1.5 million paid upon the execution of the merger agreement and approximately $5.9 million payable upon consummation of the merger. In addition, we agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Bowne Unaudited Prospective Financial Information

Bowne does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Bowne is including this prospective financial information in this proxy statement to provide its stockholders access to certain non-public unaudited prospective financial information that was made available to Bowne’s financial advisor, the board of directors of Bowne and RR Donnelley in connection with the merger. This information included estimates of revenue, EBITDA, EBIT, net income and earnings per share for the fiscal years 2010 through 2012. The unaudited prospective financial information was not prepared with a view toward public disclosure, and the inclusion of this information should not be regarded as an indication that any of Bowne, its financial advisor or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. None of Bowne, RR Donnelley or their respective affiliates assumes any responsibility for the accuracy of this information.

While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, litigation, market and financial conditions, foreign currency rates, interest on investments, and matters specific to Bowne’s business, many of which are beyond Bowne’s control. The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Bowne’s stockholders are urged to review Bowne’s most recent SEC filings for a description of risk factors with respect to Bowne’s business. See “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 11 and “Where You Can Find Additional Information” beginning on page 59. The unaudited prospective financial information was not prepared with a view toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Bowne’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for the unaudited prospective financial information. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

The following table presents summary selected unaudited prospective financial information for the fiscal years ending 2010 through 2012:

In millions of dollars, except per share amounts*

	2010	2011	2012

Revenue	$735.9	$811.9	$879.1
EBITDA	63.0	74.7	87.7
EBIT	32.8	43.7	56.7
Net Income	15.9	23.9	32.6
Diluted EPS	0.39	0.58	0.80

*	Financial information excludes restructuring, integration and impairment charges.

No assurances can be given that these assumptions will accurately reflect future conditions. In addition, although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by Bowne’s management that Bowne’s management believed were reasonable at the time the unaudited prospective financial information was prepared. The above unaudited prospective financial information does not give effect to the merger. Bowne stockholders are urged to review Bowne’s most recent SEC filings for a description of Bowne’s reported results of operations, financial condition and capital resources during 2009.

Readers of this proxy statement are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Bowne or any other person to any stockholder of Bowne regarding the ultimate performance of Bowne compared to the information included in the above prospective financial information. The inclusion of unaudited prospective financial information in this proxy statement should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events nor construed as financial guidance, and they should not be relied on as such.

BOWNE DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Company’s board of directors with respect to the merger, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally.

These interests may present these directors and officers with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The Company’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. All of the amounts listed on the tables below represent amounts payable prior to any applicable withholding taxes.

Stock Options and Other Equity Based Awards

As of March 15, 2010, there were approximately 1,434,001 shares of Company common stock subject to stock options granted under the Company’s equity incentive plans to current executive officers and directors. Each outstanding stock option that remains unexercised as of the completion of the merger, whether or not the option is vested, will be canceled, and the holder of such stock option will only be entitled to receive, within three business days following the effective time of the merger, a cash payment, less applicable withholding taxes, equal to the product of:

•	the number of shares of the Company’s common stock subject to the option as of the effective time of the merger, multiplied by

•	the excess, if any, of $11.50 over the exercise price per share of common stock subject to such option.

The following table shows, for our executive officers and directors, the number of shares of common stock subject to outstanding vested options as of March 15, 2010, the cash-out value of these vested options, the number of shares of common stock subject to outstanding unvested options and the cash-out value of these unvested options. The information in the table assumes that all options remain outstanding on the closing date of the merger.

			Shares	Cash-Out
	Shares	Cash-Out	Subject to	Value of
	Subject to	Value of	Unvested	Unvested
	Vested Options(1)	Vested Options	Options	Options

Executive Officers:
David J. Shea	88,100	$473,953	250,000	$1,616,750
John J. Walker	22,500	$167,738	111,250	$721,306
William P. Penders	30,000	$223,650	133,750	$889,042
Susan W. Cummiskey	57,550	$218,850	67,500	$438,374
Scott L. Spitzer	11,250	$83,869	60,000	$382,463
3 Other Executive Officers as a Group	18,750	$139,781	86,250	$568,895
Non-Employee Directors
Carl Crosetto	85,000	$—	—	$—
Douglas Fox	42,572	$17,683	—	$—
Marcia Hooper	26,275	$—	—	$—
Philip Kucera	98,000	$—	—	$—
Stephen Murphy	—	$—	—	$—
Gloria Portela	27,129	$4,600	—	$—
H. Marshall Schwarz	73,520	$38,833	—	$—
Lisa Stanley	20,000	$4,600		$—
Vincent Tese	79,286	$36,274	—	$—
Richard West	45,319	$20,867	—	$—
Total	725,251	$1,430,698	708,750	$4,616,830

Notes:

(1)	Included in the shares subject to vested options in the table above are 390,124 options with an exercise price in excess of $11.50.

As of March 15, 2010, there were approximately 205,753 shares of unvested or unissued Company common stock subject to the Company’s outstanding restricted stock unit awards held by our current executive officers and directors under our equity incentive plans. Under the terms of the merger agreement, all restricted stock unit awards shall become immediately vested and free of restrictions at the effective time of the merger. At the effective time of the merger, any such restricted stock unit award that is then outstanding (whether vested or unvested) will be canceled, and the holder of each such award will only be entitled to receive, within three business days of the effective time of the merger, a cash payment of $11.50 per restricted stock unit, less any applicable withholding taxes.

The following table shows, for our executive officers, the aggregate number of shares of common stock subject to outstanding unvested or unissued restricted stock units as of March 15, 2010, and the cash-out value of the restricted stock units. None of the Company’s directors hold restricted stock or restricted stock units. The information in the table assumes that all such restricted stock units remain outstanding on the closing date of the merger.

	Aggregate Shares
	Subject to Unvested/	Aggregate Cash-Out
	Unissued Restricted	Value of Unvested/ Unissued
	Stock Units	Restricted Stock Units

Executive Officers:
David J. Shea	77,565	$891,998
John J. Walker	25,196	$289,754
William P. Penders	42,991	$494,397
Susan W. Cummiskey	19,167	$220,421
Scott L. Spitzer	19,167	$220,421
3 Other Executive Officers as a Group	21,666	$249,159
Total	205,752	$2,366,150

Deferred Stock Units; Deferred Compensation Plans

As of March 15, 2010, there were approximately 594,224 shares of Company common stock to be issued pursuant to the Company’s outstanding deferred stock unit or similar awards held by our current executive officers and directors under the Company’s benefit plans, including the Deferred Award Plan. All such units and awards were fully vested prior to the Company entering into the merger agreement. At the effective time of the merger, any such deferred stock unit or similar award that is then outstanding will be canceled, and the holder of each such award will only be entitled to receive a cash payment of $11.50 per share of common stock subject to such deferred stock unit or similar award, less any applicable withholding taxes, payable after the effective time of the merger.

Following the closing of the merger, in accordance with the terms of the plan, all cash balances under the Company’s Deferred Award Plan will be paid out in cash to participants, less any required withholding taxes. In addition, all cash accounts consisting of deferred director fees will be paid out to directors following the closing of the merger. All such cash balances and accounts were fully vested prior to the Company entering into the merger agreement.

The following table shows, for our executive officers and directors, (i) the aggregate number of shares of common stock subject to outstanding deferred stock units, (ii) the cash-out value of such deferred stock units and (iii) the aggregate cash balances or accounts under the Company’s Deferred Award Plan or cash accounts consisting of deferred director fees, as applicable, in each case, as of March 15, 2010. The information in the table assumes that all such deferred stock units remain outstanding on the closing date of the merger.

	Aggregate Shares	Aggregate Cash-Out
	Subject to Deferred	Value of Deferred	Aggregate Deferred
	Stock Units	Stock Units	Cash/Fee Balances

Executive Officers:
David J. Shea	62,761	$721,752	$86,643
John J. Walker	346	$3,979	$23,154
William P. Penders	8,962	$103,063	$33,070
Susan W. Cummiskey	27,104	$311,696	$23,640
Scott L. Spitzer	2,485	$28,578	$15,805
3 Other Executive Officers as a Group	5,465	$62,848	$29,281
Non-Employee Directors
Carl Crosetto	—	$—	$—
Douglas Fox	50,089	$576,024	$72,166
Marcia Hooper	30,234	$347,691	$97,703
Philip Kucera	26,149	$300,714	$77,213
Stephen Murphy	31,995	$367,943	$67,397

	Aggregate Shares	Aggregate Cash-Out
	Subject to Deferred	Value of Deferred	Aggregate Deferred
	Stock Units	Stock Units	Cash/Fee Balances

Gloria Portela	54,661	$628,602	$88,576
H. Marshall Schwarz	91,996	$1,057,954	$144,765
Lisa Stanley	52,233	$600,680	$25,517
Vincent Tese	68,070	$782,805	$105,912
Richard West	81,674	$939,251	$107,285
Total	594,224	$6,833,580	$998,127

Long-Term Incentive Plan

All of our executive officers participate in the Company’s Long Term Incentive Plan (“LTIP”), which has a three-year cycle beginning January 1, 2009 and ending December 31, 2011 and provides for the payment of cash based on the Company’s return on invested capital (“ROIC”) over the three-year cycle. Upon a change of control (including the merger), awards under the LTIP will become fully vested, with the payment amounts calculated assuming that the Company’s ROIC achieved the targeted three-year return. Payment will also be accelerated upon the merger.

LTIP Cash-Out Value

Executive Officers:
David J. Shea	$2,660,000
John J. Walker	$1,000,000
William P. Penders	$1,000,000
Susan W. Cummiskey	$724,500
Scott L. Spitzer	$713,000
3 Other Executive Officers as a Group	$881,475
Total	$6,978,975

Supplemental Executive Retirement Plan

The Company sponsors a Supplemental Executive Retirement Plan (“SERP”). The SERP is an unfunded nonqualified defined benefit pension plan which was adopted in 1999, intended to provide pension credit for compensation that exceeds the limitations imposed by the Internal Revenue Code. The SERP contains a change in control provision which provides that if an executive experiences a termination of employment within two years after a change in control, the 5-year vesting requirement under the SERP will be waived and the Company will make a lump sum distribution of the accumulated supplemental pension benefit calculated assuming benefits commence on the later of (i) the executive attaining age 55 or (ii) actual termination of employment. The change in control benefit includes any prior employer service previously granted by the Chairman and Chief Executive Officer of the Company. A portion of the payments to be made as a result of the qualifying termination of employment would be delayed until six months after the termination date. All SERP payments are conditioned upon SERP participants complying with certain non-competition and confidentiality covenants.

The following table summarizes the amounts payable to the executive officers under the SERP upon the effective time of the merger with the first column showing the amount payable solely as a result of the merger and the second column showing the additional amount to be paid assuming a qualifying termination.

	Value of	Incremental Additional Value of
	SERP Payment	SERP Payment
	(Upon a Qualifying Termination)

Executive Officers:
David J. Shea	$6,224,652		$1,197,876
John J. Walker	$—	$	[ ● ]
William P. Penders	$1,796,965		—
Susan W. Cummiskey	$2,159,119		—
Scott L. Spitzer	$1,924,132		—
3 Other Executive Officers as a Group	$651,359		—
Total	$12,756,227	$	[ ● ]

Termination Protection Agreements

The Company is party to Termination Protection Agreements (“TPAs”) with its 11 executive officers.

These TPAs entitle each executive officer to specified benefits (i) upon a change in control of the Company and (ii) upon termination following a change in control of the Company under certain circumstances. The completion of the merger would constitute a change in control under the TPAs. The TPAs provide severance and other benefits if a covered executive’s employment is terminated by the Company without cause, or by the executive for “good reason” at any time within two years and six months following a change in control event.

“Good reason” under the TPAs is generally defined to include a material diminution in the executive’s title, duties, responsibilities, status or reporting relationship, the removal from or failure to re-elect to any positions held prior to the change in control, or a reduction in base salary or a material change in place of employment.

Benefits provided under the TPAs upon a qualifying termination of employment include the following:

•	Two times the sum of the executive’s base salary and target annual incentive award;

•	A pro rata target incentive award based on the portion of the plan year or performance cycle worked prior to the termination date;

•	An additional one year of service and age credit under any of the Company’s pension plans, which would include the SERP;

•	Continuation of welfare (medical, dental, life insurance, disability insurance, and accidental death and dismemberment insurance) benefits for a period of up to two years (less if the executive commences full-time employment within the two year period); and

•	An additional amount to cover the payment by the executive of any “golden parachute” excise taxes under Section 4999 of the Internal Revenue Code as well as any income and employment taxes on the additional amount.

The TPAs also provide for the immediate lapsing of exercise restrictions on outstanding stock options and of restrictions on sale of restricted stock or restricted stock units as of the date of a change in control.

The following table summarizes the amounts payable to the executive officers under the TPAs upon a qualifying termination of employment as of the effective time of the merger. A portion of the payments to be made as a result of the qualifying termination of employment would be delayed until six months after the termination date.

	Value of Severance
	Payments & Benefits(1)

Executive Officers:
David Shea		$4,741,536
John Walker	$	[ ● ]
William Penders		$1,900,774
Susan W. Cummiskey		$1,400,166
Scott L. Spitzer		$1,583,889
3 Other Executive Officers as a Group		$2,869,552
Total	$	[ ● ]

(1) Includes cash severance, and pro-rata bonus, and the value of service credit, health and welfare benefits continuation, but excludes any applicable amount to be paid as excise taxes under Section 4999 of the Internal Revenue Code. The amounts listed above also do not include the value of outplacement services that the Company would expect to provide.

Treatment of Cash Bonus Payments

If cash bonuses for 2010 have not been paid as of the effective time of the merger, each employee who participates in the Company’s cash bonus plans and remains employed through the effective time will be eligible to receive (during the first quarter of 2011, when bonuses are normally paid for 2010) a pro-rata portion of the amount earned under the Company’s cash bonus plans through the end of the quarter during which the effective time occurs, and the portion of the annual bonus relating to any remaining quarters for 2010 will be earned and paid based on actual performance in accordance with RR Donnelley’s bonus plan. The portion of the 2010 bonus earned under the Company’s bonus plan which is based on the number of days it takes the Company to collect revenue after a sale (“Day Sales Outstanding”) will be based on the trailing 12 month average of Day Sales Outstanding through the end of the quarter in which the effective time occurs.

Any employee whose employment is terminated without cause by the Company or its affiliates after the effective time and prior to the applicable bonus payment date for the year in which the effective time occurs will be eligible to receive a pro-rata bonus through the end of the quarter in which the effective time occurs, paid within 30 days of such employee’s termination of employment.

Indemnification and Insurance

The merger agreement provides that from and after the effective time of the merger, each of RR Donnelley and the surviving corporation will indemnify and hold harmless each present and former director and officer of the Company or any of our subsidiaries, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that any of them is or was an officer or director of the Company or any of our subsidiaries, or (ii) matters existing or occurring at or prior to the effective time, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or bylaws in effect on the date of the merger agreement. In this regard, RR Donnelley or the surviving corporation will also be required to advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that this person is not entitled to indemnification.

The merger agreement further provides that prior to the effective time, the Company shall and, if the Company is unable to, RR Donnelley shall cause the surviving corporation as of the effective time to, obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the effective time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance, with benefits and levels of coverage at least as favorable as the existing policies of the Company with respect to matters existing or occurring at or prior to the effective time (provided that the Company will not expend for such policies a premium in excess of 300% of the annual premiums currently paid by the Company for its insurance). If the Company and the surviving corporation fail to obtain such “tail” insurance policies as of the effective time, for a period of at least six years from and after the effective time, the surviving corporation will either continue to maintain in effect the Company’s existing policies with respect to such matters or use reasonable best efforts to purchase comparable insurance policies with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies, but in no event will RR Donnelley or the surviving corporation be required to pay for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance. If that amount is exceeded, the surviving corporation shall obtain policies with the greatest coverage available for a cost not exceeding such amount.

Material United States Federal Income Tax Consequences

The following is a general discussion of certain material U.S. federal income tax consequences of the merger to holders of our common stock. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of common stock that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the U.S.;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

This discussion assumes that a beneficial owner holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a beneficial owner in light of the particular circumstances, or that may apply to a beneficial owner that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, stockholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, stockholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, or stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, this discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. Holders are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.

If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

U.S. Holders

The receipt of cash in the merger (or pursuant to the exercise of dissenters’ rights) by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss in an amount equal to the difference between:

•	the amount of cash received in exchange for such common stock; and

•	the U.S. holder’s adjusted tax basis in such common stock.

If the holding period in our common stock surrendered in the merger (or pursuant to the exercise of dissenters’ rights) is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the merger is subject to limitations under the Code. If a U.S. holder acquired different blocks of our common stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock.

Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger (or pursuant to the exercise of dissenters’ rights) unless such U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received, unless a U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

Any gain realized on the receipt of cash in the merger (or pursuant to the exercise of dissenters’ rights) by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of the common stock at any time during the five years preceding the merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and have not been a “United States real property holding corporation” for U.S. federal income tax purposes.

Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received in the merger (or pursuant to the exercise of dissenters’ rights), unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

The summary set forth above is for general information only and is not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each holder should consult its own tax advisor regarding the applicability of the rules discussed above to the holder and the particular tax effects to the holder of the merger, including the application of state, local and foreign tax laws.

Regulatory Approvals

The completion of the merger is subject to expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the rules thereunder. Under the HSR Act, the merger may not be consummated until the expiration or termination of a 30-day waiting period following the filing of notification and report forms with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission (unless early termination of this waiting period is granted) or, if the Antitrust Division of the U.S. Department of Justice or the Federal Trade Commission issues a request for additional information, 30 days after the Company and RR Donnelley have each substantially complied with such request for additional information (unless this period is shortened pursuant to a grant of earlier termination). The Company and RR Donnelley filed their respective notification and report forms pursuant to the HSR Act with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission on March 11, 2010.

The parties also derive revenues in other jurisdictions where merger control filings or approvals may be required. The Company and RR Donnelley are currently in the process of reviewing where merger control filings or approvals may be required or desirable in other foreign jurisdictions.

At any time before the effective time of the merger, the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, foreign competition authorities or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of the Company or RR Donnelley or to impose restrictions on the operations of the combined company post closing. Private parties may also bring objections or legal actions under antitrust laws under certain circumstances.

There can be no assurance that the merger will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful. Similarly, there can be no assurance that the Company or RR Donnelley will obtain the regulatory approvals necessary to consummate the merger or that the granting of these approvals will not involve the imposition of conditions to the consummation of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied prior to the termination date (which is described in “The Merger Agreement — Termination” beginning on page 47) or at all. Under the terms of the merger agreement, the parties have agreed to use their reasonable best efforts to take all actions and do all things necessary, proper or advisable under the merger agreement and applicable laws to consummate the merger and the other transactions contemplated by the merger agreement as soon as reasonably practicable, including preparing necessary documentation and making necessary filings to obtain all consents, registrations, approvals, permits and authorizations necessary, or, in RR Donnelley’s or the Company’s reasonable opinion, advisable to be obtained from any third party and/or governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement. RR Donnelley’s reasonable best efforts include an obligation that RR Donnelley grant a license in respect of, dispose of or hold separate, assets, licenses, operations, rights, businesses or interests therein or business product lines of the Company and its subsidiaries if such action is required by a governmental entity in connection with the consummation of the merger and the assets, licenses, operations, rights, businesses or interests therein or business product lines to be divested, held separate or otherwise affected in the aggregate produced less than 5% of the gross revenues of the Company and its subsidiaries during the 2009 calendar year. Other than the foregoing, RR Donnelley will not be required to agree to, or permit the Company to agree to, with respect to the assets of RR Donnelley, the Company or any of their subsidiaries, any sales, divestitures, leases, licenses, transfers, disposals or encumbrances of any assets, licenses, operations, product lines, businesses or interests therein, or agree to any material changes (including through a licensing arrangement) or restrictions on, or other impairment of RR Donnelley’s ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests therein or RR Donnelley’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the surviving corporation. We are not required to agree to license, dispose of, sell or otherwise hold separate or restrict the operation of any of our or our subsidiaries’ assets, licenses, operations, rights, business or interests therein unless the effectiveness of such action is conditioned upon completion of the merger. In addition, subject to the limitations described above, the Company and RR Donnelley have agreed to contest administratively and in court any adverse determination made by a governmental entity under any applicable antitrust law, if such determination is reasonably likely to materially delay, impair or prevent the consummation of the transactions contemplated by the merger agreement.

Delisting and Deregistration of Common Stock

If the merger is completed, the Company’s common stock will be delisted from The New York Stock Exchange and deregistered under the Exchange Act. Following the merger, Bowne will no longer be an independent public company.

Legal Proceedings Regarding the Merger

The Company, members of our board of directors and management, RR Donnelley and Merger Sub have been named as defendants in four purported class action lawsuits brought in the Supreme Court of the State of New York: Sartoretti v. Bowne & Co., Inc., et al., Index No. 600531/2010; Brazin v. Bowne & Co., Inc., et al., Index No. 650157/2010; DiGirolamo et al. v. Shea, et al., Index No. 650163/2010; and Parlich v. Bowne & Co., Inc., et al., Index No. 103246/2010. In each case, the plaintiff alleges breach of fiduciary duty by the directors and officers in connection with the acquisition contemplated by the merger agreement, and asserts aiding and abetting claims against the Company, RR Donnelly and Merger Sub. All plaintiffs seek certain equitable relief, including enjoining the acquisition, and attorney’s fees and other costs. We and our board of directors believe that these suits are without merit and intend to vigorously defend our position.

THE MERGER AGREEMENT

The following summarizes material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The description of the merger agreement in this proxy statement has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the Company, RR Donnelley and Merger Sub as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Effective Time

The effective time of the merger will occur at the time that we duly file a certificate of merger with the Secretary of State of the State of Delaware at or as soon as practicable following the closing of the merger (or such later time as provided in the certificate of merger and agreed to by the parties to the merger agreement). Unless otherwise agreed in writing by the Company and RR Donnelley, the closing will take place on the third business day after all of the conditions to the merger set forth in the merger agreement have been satisfied or waived other than conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions.

Structure

At the effective time of the merger, Merger Sub will merge with and into us. The separate corporate existence of Merger Sub will cease and Bowne will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of RR Donnelley. All of the Company’s and Merger Sub’s rights, privileges, immunities, powers and franchises will vest in the surviving corporation, and all of their debts, liabilities, obligations and duties will become those of the surviving corporation. Upon consummation of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation and the officers of the Company will be the initial officers of the surviving corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. Promptly following the effective time of the merger, the Company’s common stock will be delisted from The New York Stock Exchange, deregistered under the Exchange Act, and no longer publicly traded. The Company will be a privately held corporation and the Company’s current stockholders will cease to have any ownership interest in the Company or rights as Company stockholders.

Conversion of Common Stock

At the effective time of the merger, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and will cease to exist and will be converted into the right to receive $11.50 in cash, without interest and less any required withholding taxes, other than shares of the Company’s common stock:

•	owned by RR Donnelley, Merger Sub or any other direct or indirect wholly-owned subsidiary of RR Donnelley, or by the Company and in each case not held on behalf of third parties, which shares will be canceled without conversion or consideration;

•	held by any subsidiary of Company and not held on behalf of third parties, which shares will not be canceled and will remain outstanding; and

•	owned by stockholders who have perfected and not withdrawn a demand for appraisal rights in accordance with Delaware law, which shares will only be entitled to rights granted by Delaware law.

After the effective time of the merger, each of our outstanding stock certificates or book-entry shares representing shares of common stock converted in the merger will cease to have any rights with respect thereto except the right to receive the merger consideration, without any interest and less any required withholding taxes.

Exchange and Payment Procedures

At the effective time of the merger, RR Donnelley will deposit, or will cause to be deposited, an amount of cash sufficient to pay the merger consideration to each holder of shares of our common stock with a paying agent selected by RR Donnelley (the “paying agent”), which paying agent will be reasonably acceptable to us. Promptly after the effective time (and in any event within five business days), the paying agent will mail a letter of transmittal and instructions to you and the other stockholders. The letter of transmittal and instructions will tell you how to surrender your certificates of the Company’s common stock or affidavits of loss in lieu of such certificates in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the paying agent, in accordance with the terms of the letter of transmittal. If a transfer of ownership of shares is not registered in our transfer records, the transferee will only be able to receive the merger consideration if the certificate formerly representing such shares is presented to the paying agent, accompanied by all documents required to evidence and effect the transfer and to evidence that applicable stock transfer taxes have been paid or are not applicable. No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Holders of shares of common stock that hold shares in book-entry form, rather than through certificates, will not be required to deliver a certificate or an executed letter of transmittal to the paying agent in order to receive the merger consideration to which such holders are entitled.

RR Donnelley and the surviving corporation will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum which is withheld and paid by RR Donnelley or the surviving corporation to a taxing authority will be treated as having been paid to the person with regard to whom it is withheld.

From and after the effective time of the merger there will be no transfers on our stock transfer books of outstanding shares of our common stock. If, after the effective time of the merger, a certificate is presented to the surviving corporation, RR Donnelley or the transfer agent for transfer, it will be canceled and exchanged for the merger consideration.

Any portion of the merger consideration deposited with the paying agent that remains unclaimed by our stockholders for nine months after the effective time of the merger will be delivered to the surviving corporation. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to the surviving corporation may only look to the surviving corporation for the payment of the merger consideration, without any interest. None of the paying agent, RR Donnelley, the surviving corporation or any other person will be liable to any former stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar law.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to comply with replacement requirements under the merger agreement, including the making of an affidavit of loss and, if required by RR Donnelley, post a bond in customary amounts and on such terms as may be required by RR Donnelley as indemnity against any claim that may be made against it with respect to that certificate.

Treatment of Stock Options, Restricted Stock and Other Equity Awards

Stock Options.  At the effective time of the merger, each outstanding unexercised option to purchase our common stock issued under our equity incentive plans, whether vested or unvested, will be canceled and the holder thereof will be entitled to receive only a cash payment equal to the product of the total number of shares of our common stock subject to the option as of the effective time multiplied by the excess, if any, of $11.50 over the exercise price per share of our common stock subject to such option, less applicable withholding taxes. Options with an exercise price per share equal to or greater than $11.50 will be canceled with no consideration paid to the holder thereof.

Restricted Stock; Restricted Stock Units.  At the effective time of the merger, all shares of restricted stock and restricted stock units issued under our equity incentive plans shall become free of restrictions, and any such restricted stock or restricted stock unit award that is then outstanding, whether vested or unvested, will be canceled and the holder of each such award will be entitled to receive only a cash payment of $11.50 per share of restricted stock or per restricted stock unit, less any applicable withholding taxes.

Deferred Stock Units.  At the effective time of the merger, each outstanding award of deferred stock units or similar awards, whether vested or unvested, granted pursuant to our equity incentive or benefits plans, will be canceled and the holder thereof will be entitled to receive only a cash payment of $11.50 per share of Company common stock subject to such deferred stock unit or similar award, less applicable withholding taxes, and will be paid in accordance with the terms of the equity incentive or benefit plan pursuant to which such award was granted.

Other Awards.  At the effective time, each right of any kind, contingent or accrued, to acquire or receive shares of our common stock or benefits measured by the value of shares of our common stock, and each award of any kind consisting of shares of our common stock that may be held, awarded, outstanding, payable or reserved for issuance under any of our benefit plans (other than the options, restricted stock, restricted stock units or deferred stock units specified above), will be canceled and converted into the right to receive only an amount in cash equal to the product of the number of shares subject to such right immediately prior to the effective time multiplied by $11.50 (or, if such award provides for payments to the extent the value of the Company common stock exceed a specified reference price, the amount, if any, by which $11.50 exceeds such reference price), less applicable withholding taxes, and will be paid in accordance with the terms of the equity incentive or benefit plan pursuant to which such award was granted.

Dissenting Shares

Shares of our common stock which are issued and outstanding prior to the effective time of the merger and held by a holder who has properly exercised appraisal rights in accordance with Section 262 of the Delaware General Corporation Law (“DGCL”) will not be converted into the right to receive the merger consideration, unless and until such holder fails to perfect, waives, withdraws or loses the right to appraisal. We have agreed to give RR Donnelley prompt notice of any demands we receive for appraisal and the opportunity to direct all negotiations and proceedings with respect to any demands for appraisal. Each dissenting stockholder will be entitled to receive only the payment provided by Section 262 of the DGCL with respect to any shares owned by such dissenting stockholder. The Company will not, except with the prior written consent of RR Donnelley, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Representations and Warranties

We make various representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ proper organization, good standing and qualification to do business; our and our subsidiaries’ governing documents;

•	our and our subsidiaries’ capitalization, including the number of authorized and outstanding shares of our common stock and preferred stock, the number of stock options and other equity-based interests, the number of shares of our common stock reserved for issuance and whether any shares of our capital stock are subject to any liens or encumbrances;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement; the required vote of our stockholders in connection with the adoption of the merger agreement; the determination that the merger is fair to the Company and its stockholders; and the approval and recommendation by our board of directors of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	the absence of violations of or conflicts with our governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger; and the required consents and approvals of United States and foreign governmental entities and the New York Stock Exchange in connection with the consummation of the transactions contemplated by the merger agreement;

•	our SEC filings since December 31, 2006, including the financial statements contained therein; our compliance with the requirements of the Sarbanes-Oxley Act of 2002, the listing and corporate governance rules of The New York Stock Exchange and designing and maintenance of disclosure controls and procedures required by Rule 13a-15 or 15d-15 of the Exchange Act; and the absence of undisclosed liabilities;

•	the absence of a “company material adverse effect” and certain other changes or events related to us or our subsidiaries since December 31, 2008;

•	legal proceedings and governmental orders;

•	employment and labor matters affecting us or our subsidiaries, including matters relating to the Company or its subsidiaries’ employee benefit plans;

•	compliance with applicable laws and maintenance of permits; absence of government investigations;

•	material contracts;

•	real property;

•	the inapplicability to the merger of anti-takeover statutes or anti-takeover provisions in our governing documents;

•	environmental matters;

•	tax matters;

•	intellectual property matters;

•	insurance matters;

•	the receipt by us of a fairness opinion from Goldman Sachs; and

•	the absence of any undisclosed broker fees.

For the purposes of the merger agreement, “company material adverse effect” means a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its subsidiaries taken as a whole. To the extent any effect is caused by or results from any of the following, it will not be taken into account in determining whether there has been a “company material adverse effect”:

•	changes in the economy or financial markets generally in the United States or other countries in which we or any of our subsidiaries conducts material operations, except if such changes disproportionately adversely affect the Company or its subsidiaries compared to other companies of similar size operating in the same industry;

•	changes that are the result of acts of war or terrorism occurring after the date of the merger agreement, except if such changes disproportionately adversely affect the Company or its subsidiaries compared to other companies of similar size operating in the same industry;

•	changes that are the result of factors generally affecting the industry and geographic areas in which the Company and its subsidiaries operate, including rules promulgated by the SEC relating to the printing and distribution of documents, except if such changes disproportionately adversely affect the Company or its subsidiaries compared to other companies of similar size operating in the same industry;

•	any loss of, or adverse change in, the relationship with our customers, partners, employees, financing sources or suppliers caused by the pendency or announcement of the transactions contemplated by the merger agreement;

•	changes in any laws (including laws regulating pensions) or United States accounting principles or interpretations thereof after the date of the merger agreement, except if such changes disproportionately adversely affect the Company or its subsidiaries compared to other companies of similar size operating in the same industry;

•	our failure to meet estimates of revenues or earnings for any period ending on or after the date of the merger agreement (provided that the circumstances underlying such failure may be taken into account);

•	a decline in the price or trading volume of the shares of our common stock on The New York Stock Exchange (provided that the circumstances underlying such decline may be taken into account); and

•	any act or omission to act by us or one of our subsidiaries expressly required to be taken or omitted to be taken by it under the merger agreement or specifically consented to in writing by RR Donnelley.

You should be aware that these representations and warranties are made by the Company to RR Donnelley and Merger Sub, may be subject to important limitations and qualifications agreed to by RR Donnelley and Merger Sub, may or may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement. See “Where You Can Find Additional Information.”

The merger agreement also contains various representations and warranties made by RR Donnelley and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	their organization, good standing and qualification to do business;

•	their corporate or other power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement and the absence of any required vote by stockholders of RR Donnelley;

•	the absence of violations of or conflicts with RR Donnelley or Merger Sub’s governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger; and the required consents and approvals of governmental entities and the New York Stock Exchange in connection with the transactions contemplated by the merger agreement;

•	the absence of litigation;

•	the availability of funds necessary for the payment of the merger consideration and the merger-related payments pursuant to our outstanding stock options, restricted stock units and other company equity awards;

•	the capitalization of Merger Sub;

•	the absence of ownership of our common stock as of the date of the merger agreement, except pursuant to an employee benefit plan;

•	the absence of undisclosed broker’s fees.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger or the termination of the merger agreement.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions and unless RR Donnelley approves in writing (which approval will not be unreasonably withheld, delayed or conditioned), between February 23, 2010 and the completion of the merger:

•	we and our subsidiaries will conduct business in the ordinary and usual course of business; and

•	we and our subsidiaries will use reasonable best efforts to preserve our business organizations and maintain existing relations and goodwill with governmental entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of our and our subsidiaries’ present employees and agents.

We have also agreed that during the same time period, and again subject to certain exceptions or unless RR Donnelley approves in writing (which approval will not be unreasonably withheld, delayed or conditioned), the Company and its subsidiaries will not:

•	adopt or propose any change in our certificate of incorporation or by-laws or other applicable governing instruments;

•	merge or consolidate with any person, or restructure, reorganize, completely or partially liquidate or enter into any arrangements imposing material changes or restrictions on its assets, operations or businesses;

•	acquire assets outside of the ordinary course of business with a value or purchase price in excess of $1 million in the aggregate, other than acquisitions pursuant to contracts in effect as of February 23, 2010;

•	issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize any of the foregoing, any shares of our capital stock or any of our subsidiaries (except a wholly-owned subsidiary may issue shares to us or to another wholly-owned subsidiary), securities convertible or exchangeable into any shares of our capital stock or any options to acquire any shares of our capital stock, except that we can issue shares upon conversion of our outstanding convertible debentures, pursuant to our awards under our stock and benefit plans and in connection with “cashless” or “net settled” exercises of awards under our equity incentive and benefit plans;

•	create or incur any material lien on any of our assets or our subsidiaries’ assets, except for certain specified types of liens;

•	make any loans, advances, guarantees (other than guarantees of service granted in the ordinary course of business) or capital contributions to or investments in any person (other than us or one of our wholly-owned subsidiaries) in excess of $500,000 in the aggregate during any 12-month period;

•	enter into any agreement with respect to the voting of our capital stock; or declare, set aside, make or pay any dividend or distribution with respect to our capital stock, except that we can pay regular quarterly dividends up to $0.055 per share that is declared and paid consistent with prior timing and our wholly-owned subsidiaries can pay dividends to us or to any other wholly-owned subsidiary;

•	reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of our capital stock or securities convertible or exchangeable into or exercisable for any shares of our capital stock;

•	incur any indebtedness or guarantee indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security, except for indebtedness incurred in the ordinary course of business consistent with past practices and so long as the aggregate amount outstanding does not exceed $60 million at any one time, and except for interest rate swaps not to exceed $500,000 of notional debt in the aggregate, on customary terms consistent with past practice and in compliance with our risk management policies in effect on February 23, 2010;

•	make or authorize any capital expenditure in excess of $1 million in the aggregate during any 12-month period, except for previously disclosed expenditures consistent with our capital budgets;

•	enter into any material contract or any contract that is not terminable without liability before February 23, 2011 and involves payment or receipt by us or our subsidiaries of more than $5 million over its term, except that we can enter into customer, vendor or technology licensing contracts in the ordinary course of business consistent with past practice that do not contain certain restrictive non-competitive provisions and, in the case of vendor and technology licensing contracts, do not have a term of longer than twelve months;

•	make any material changes with respect to accounting policies or procedures, except as required by generally accepted accounting principles;

•	settle any litigation or other proceedings before a governmental entity for an amount in excess of $250,000 or any obligation or liability of ours in excess of this amount;

•	amend or modify any material contract in any material respect or in a manner adverse to us or our subsidiaries, terminate any material contract, or cancel, modify or waive any debts or claims, in each case other than in the ordinary course of business and having a value in excess of $250,000;

•	make any material tax election, settle any material tax claim or change any material method of tax accounting;

•	grant, extend, amend (except as required in the diligent prosecution of intellectual property), waive or modify any material rights in any material intellectual property, sell, assign, lease, license, let lapse, abandon or cancel any material intellectual property, in each case, other than in the ordinary course of business, fail to diligently prosecute any of our or our subsidiaries’ patent and trademark applications; or fail to exercise a right of renewal or extension under any material inbound license for material intellectual property;

•	sell, transfer, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or otherwise dispose of any interest in any of our or any of our subsidiaries’ material assets, licenses, operations, rights, product lines, businesses or interests therein, including capital stock of any of our subsidiaries, except in connection with services provided in the ordinary course of business or sales of obsolete assets;

•	hire any employee or individual independent contractor with total expected annual compensation, excluding commissions, in excess of $150,000, other than to fill vacancies in the ordinary course of business at compensation levels consistent with past practice;

•	except as required pursuant to our benefit plans or as otherwise required by law,

•	grant or provide any severance or termination payments or benefits to any of our or our subsidiaries’ employees, directors or officers;

•	increase the compensation, bonus opportunity or pension, welfare severance or other benefits of, pay any bonus (other than payment of the 2009 bonuses, which may be paid in accordance with the terms in effect as of February 23, 2010) to, or make any new equity awards to, any of our or our subsidiaries’ employees, directors or officers;

•	establish, adopt, amend or terminate any of our benefit plans or amend the terms of any outstanding equity-based awards;

•	take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any of our benefit plans, to the extent not already provided in our benefit plans;

•	enter into or establish any employment, severance, change in control, termination, deferred compensation or other similar agreement with any employee, officer or director, or any other material benefits plan, including any plan, program or policy that cannot be terminated without liability in excess of $500,000 in the aggregate;

•	change any discount rate assumptions or materially change any other actuarial or other assumptions used to calculate funding obligations with respect to any of our benefit plans or change the manner in which contributions are made or the basis on which contributions are determined, except as may be required by GAAP; or

•	forgive any loans to our employees, directors or officers;

•	knowingly take any action or omit to take any action that is reasonably likely to result in any of the conditions to the closing of the merger not being satisfied; or

•	agree, authorize or commit to do any of the actions described above.

We have also agreed that, prior to making any written or material broad-based oral communications to any of our or our subsidiaries’ directors, officers or employees pertaining to the effect upon employment, compensation or benefit matters that will result as a consequence of the transactions contemplated by the merger agreement, we will provide RR Donnelley with a copy of the intended communication with reasonable time for RR Donnelley to review and comment on the communication and cooperate with RR Donnelley in providing a mutually agreeable communication.

No Solicitation of Transactions

We have agreed that we, our subsidiaries and our respective officers and directors will not, and we are required to use our reasonable best efforts to cause our and our subsidiaries’ employees and representatives not to, directly or indirectly:

•	initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal; or

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to, any acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

Notwithstanding the aforementioned restrictions, at any time prior to the adoption of the merger agreement by our stockholders, we are permitted to provide information to a person who has made an unsolicited bona fide written acquisition proposal (provided we enter into a confidentiality agreement meeting certain requirements with such person and promptly disclose such information to RR Donnelley to the extent not previously provided to RR Donnelley) and engage or participate in discussions or negotiations with such person, provided that the Company’s board of directors determines (after consultation with outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties and also determines in good faith (after consultation with its financial advisor) that such acquisition proposal either constitutes or is reasonably likely to constitute a superior proposal.

We are required to promptly (and in no event later than 24 hours) notify RR Donnelley of the receipt of any inquiries, proposal or offers (including requests for information) with respect to an acquisition proposal, or if any discussions or negotiations regarding an acquisition proposal are sought to be initiated or continued. The notice must contain the identity of the person making the acquisition proposal and the material terms and conditions of such proposal. We are also required to keep RR Donnelley informed of the status of any discussions or negotiations with respect to such acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” is any proposal or offer with respect to a merger, consolidation, liquidation, recapitalization, reorganization or similar transaction involving the Company or one of its significant subsidiaries and any acquisition by any person resulting in, or proposal or offer to acquire by tender offer, share exchange or in any manner, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power or of any class of our or our subsidiaries’ equity securities, or 20% or more of our consolidated total assets, in each case other than the transactions contemplated by the merger agreement.

For purposes of the merger agreement, “superior proposal” means a bona fide written acquisition proposal for more than 50% of our consolidated assets or 50% of the total voting power of our equity securities that our board of directors has determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to our stockholders from a financial point of view than the transaction contemplated by the merger agreement (after taking into account any revisions to the terms of the transaction that may be proposed by RR Donnelley).

The merger agreement also required the termination of any existing activities, discussions or negotiations with any parties regarding any acquisition proposal that were being conducted before the merger agreement was signed.

Company Board Recommendation

Our board of directors has unanimously resolved to recommend that our stockholders adopt the merger agreement. Under the merger agreement, our board of directors (or any committee thereof) is not permitted to withhold, withdraw, qualify or modify (or publicly propose to do the foregoing) in a manner adverse to RR Donnelley, its recommendation with respect to the merger, or except under certain conditions, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any acquisition proposal, except that, prior to the adoption of the merger agreement by our stockholders, the board of directors may take the foregoing actions (whether in connection with a superior proposal or otherwise), or approve recommend or otherwise declare advisable any superior proposal made after the date of the merger agreement that was not solicited in breach of the Company’s non-solicitation obligations described above under “— No Solicitation of Transactions”, if the board of directors determinates in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary obligations under applicable law. In the event that our board of directors decides to take one of the foregoing actions (which we shall refer to as a “change of recommendation”), we are required to give RR Donnelley at least 48 hours notice that our board intends to take such action and the basis for such action. In addition, in order to effect a change of recommendation in connection with an acquisition proposal, our board of directors must determine that such acquisition proposal constitutes a superior proposal.

Stockholders Meeting

The merger agreement requires us, as promptly as practicable, after February 23, 2010, to convene a meeting of our stockholders to consider and vote upon the adoption of the merger agreement. Unless our board of directors’ effects a change of recommendation in the manner described above, our board of directors is required to recommend that our stockholders vote to adopt the merger agreement and to take all reasonable lawful action to solicit the adoption of the merger agreement.

Agreement to Use Reasonable Best Efforts

We and RR Donnelley have agreed to use reasonable best efforts to take all actions and do all things necessary, proper or advisable under the merger agreement and applicable laws to consummate the merger and the other transactions contemplated by the merger agreement as soon as reasonably practicable, including preparing necessary documentation and making necessary filings to obtain all consents, registrations, approvals, permits and authorizations necessary, or, in RR Donnelley’s or the Company’s reasonable opinion, advisable to be obtained from any third party and/or governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement. RR Donnelley’s reasonable best efforts include an obligation that RR Donnelley grant a license in respect of, dispose of or hold separate, assets, licenses, operations, rights, businesses or interests therein or business product lines of the Company and its subsidiaries if such action is required by a governmental entity in connection with the consummation of the merger and the assets, licenses, operations, rights, businesses or interests therein or business product lines to be divested, held separate or otherwise affected in the aggregate produced less than 5% of the gross revenues of the Company and its subsidiaries during the 2009 calendar year. Other than the foregoing, RR Donnelley will not be required to agree to, or permit the Company to agree to, with respect to the assets of RR Donnelley, the Company or any of their subsidiaries, any sales, divestitures, leases, licenses, transfers, disposals or encumbrances of any assets, licenses, operations, product lines, businesses or interests therein or agree to any material changes (including through a licensing arrangement) or restrictions on, or other impairment of RR Donnelley’s ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests therein or RR Donnelley’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the surviving corporation. We are not required to agree to license, dispose of, sell or otherwise hold separate or restrict the operation of any of our or our subsidiaries’ assets, licenses, operations, rights, business or interests therein unless the effectiveness of such action is conditioned upon completion of the merger. In addition, subject to the limitations described above, the Company and RR Donnelley have agreed to contest administratively and in court any adverse determination made by a governmental entity under any applicable antitrust law, if such determination is reasonably likely to materially delay, impair or prevent the consummation of the transactions contemplated by the merger agreement.

Employee Benefits

For a period of one year after the effective time of the merger, RR Donnelley will provide then-current Company employees who continue to be employed by the surviving corporation after the effective time with base salaries that are no less than the base salaries provided by the Company immediately prior to the effective time of the merger and welfare benefits that are no less favorable in the aggregate than those provided, at the election of RR Donnelley, by either the Company and its subsidiaries to such employees or by RR Donnelley to similarly situated employees. RR Donnelley will also honor, from and after the effective time, certain specified benefit arrangements to which the Company is currently a party. RR Donnelley has agreed to recognize prior service with the Company and its subsidiaries of continuing employees for purposes of eligibility, benefits (excluding accruals under a defined benefit plan or for purposes of qualifying for subsidized early retirement benefits and except to the extent that it would result in a duplication of benefits), participation (including “grandfathering” generally but excluding “grandfathering” for any frozen plan or benefit) and vesting under any employee benefit plans of RR Donnelley and its subsidiaries that cover continuing employees (provided that no credit will be given under frozen benefit plans or defined benefit plans). In addition, RR Donnelley has agreed to cause all pre-existing condition exclusions under its medical, dental, prescription drug, vision, life insurance or disability benefit plans to be waived to the same extent such limitations were waived under a comparable plan of the Company.

If cash bonuses for 2010 have not been paid as of the effective time of the merger, each employee who participates in the Company’s cash bonus plans and remains employed through the effective time will be eligible to receive (during the first quarter of 2011, when bonuses are normally paid for 2010) a pro-rata portion of the amount earned under the Company’s cash bonus plans through the end of the quarter during which the effective time occurs, and the portion of the annual bonus relating to any remaining quarters for 2010 will be earned and paid based on actual performance in accordance with RR Donnelley’s cash bonus plan. The portion of the 2010 bonus earned under the Company’s bonus plan which is based on Day Sales Outstanding will be based on the trailing 12 month average of Day Sales Outstanding through the end of the quarter in which the effective time occurs. Any employee whose employment is terminated without cause by the Company or its affiliates after the effective time and prior to the applicable bonus payment date for the year in which the effective time occurs shall be paid a pro-rata bonus through the end of the quarter in which the effective time occurs, paid within 30 days of such employee’s termination of employment.

The merger agreement permits the Company to, and the Company intends to, adopt a retention program designed to encourage specified key employees to remain with the Company through the effective time of the merger and for at least six months thereafter. Aggregate payments under this retention program will not exceed approximately $5.8 million. Retention awards generally would be paid in three equal installments, with the first installment payable within 30 days following the effective time of the merger, contingent on continued employment through that date. The second and third installments generally would be paid, contingent on continued employment through the respective dates that are three and six months after the effective time of the merger. If an employee participant’s employment is terminated by the Company after the effective time without “cause” (such that he or she is eligible to receive severance under RR Donnelley’s severance policy), he or she will receive any remaining unpaid retention award for which he or she may have been eligible, in a single lump sum, upon termination of employment. Retention awards that are forfeited will not be reallocated to other employees.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	Stockholder Approval. The requisite adoption of the merger agreement by our stockholders.

•	Regulatory Approvals. The waiting period under the HSR Act having expired or been earlier terminated; all approvals or filings required in Germany or Austria (if applicable) having been granted or any applicable waiting periods thereunder having expired or been earlier terminated; and all other mandatory approvals or filings, the failure of which to make or obtain provides a reasonable basis to conclude that the parties or any of their subsidiaries would be subject to risk of criminal sanctions or any of their representatives would be subject to risk of criminal or material civil or administrative sanctions, having been made and/or obtained and be in effect.

•	No Law or Orders. No law, regulation, order, injunction or other requirement having been enacted or entered by any governmental entity that is in effect and restrains, enjoins or prohibits consummation of the transactions contemplated by the merger agreement.

The obligations of RR Donnelley and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	Representations and Warranties. Our representations and warranties qualified by reference to company material adverse effect must be true and correct as of the date of the merger agreement and as of the closing date, except to the extent that a representation or warranty expressly speaks as of a specific date, in which case it need be true and correct as of such date; our representations and warranties regarding certain matters relating to our authority to execute and perform under the merger agreement, regarding our capitalization and regarding takeover statutes must be true and correct as of the date of the merger agreement and as of the closing date, except for inaccuracies in our representation regarding capitalization that would be immaterial and except to the extent that a representation or warranty expressly speaks as of a specific date, in which case it need be true and correct as of such date; and all of our other representations and warranties must be true and correct as of the date of the merger agreement and as of the closing date, except to the extent that a representation or warranty expressly speaks as of a specific date, in which case it need be true and correct as of such date and except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to have, individually or in the aggregate, a company material adverse effect.

•	Compliance with Covenants. The performance, in all material respects, by the Company of its obligations in the merger agreement required to be performed at or prior to the closing date.

•	Closing Certificate. Our delivery to RR Donnelley at closing of a certificate from our Chief Executive Officer or Chief Financial Officer with respect to satisfaction of the conditions relating to our representations and warranties and compliance with our obligations in the merger agreement.

•	Consent Agreements. Agreements of RR Donnelley to license, dispose of or hold separate assets of the Company or its subsidiaries required or imposed by governmental entities in order to permit the consummation of the transactions contemplated by the merger agreement will not require RR Donnelley to grant a license in respect of, dispose of or hold separate, assets, licenses, operations, rights, businesses or interests therein or product lines that in the aggregate produced gross revenues in excess of 5% of the gross revenues of the Company and its subsidiaries during the 2009 calendar year.

•	No Company Material Adverse Effect. The absence of any change, event, circumstance or development that has had, or is reasonably likely to have, a company material adverse effect.

Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	Representations and Warranties. The representations and warranties of RR Donnelley must be true and correct in all material respects as of the date of the merger agreement and as of the closing date, except to the extent that a representation or warranty expressly speaks as of a specific date, in which case it need be true and correct as of such date.

•	Compliance with Obligations. The performance, in all material respects, by RR Donnelley and Merger Sub of their obligations in the merger agreement required to be performed at or prior to the closing date.

•	Closing Certificate. The delivery by RR Donnelley and Merger Sub to us at closing of a certificate from RR Donnelley’s Chief Executive Officer or Chief Financial Officer with respect to satisfaction of the conditions relating to their representations and warranties and compliance with their obligations in the merger agreement.

We do not anticipate re-soliciting our stockholders for approval of any waiver of a condition permitted to be waived unless we propose to waive a condition and such waiver would be material to our stockholders, in which case we would re-solicit the vote of our stockholders. None of the Company, RR Donnelley or Merger Sub, however, has any intention to waive any condition as of the date of this proxy statement.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows:

•	by mutual written consent of the Company and RR Donnelley;

•	by either RR Donnelley or the Company, if such party has not breached in any material respects its obligations under the merger agreement in any way that proximately contributed to the occurrence of the failure of a condition in the merger agreement and if:

•	the closing has not occurred on or before October 23, 2010 (which date may be extended by RR Donnelley or the Company to January 23, 2011 if the regulatory approvals condition has not been satisfied but all other conditions have been met) (which date, as applicable, shall be referred to as the “termination date”);

•	the Company’s stockholders do not adopt the merger agreement at the special meeting or any postponement or adjournment thereof; or

•	a law, regulation, order, injunction or other requirement enacted or entered by any governmental entity that restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by the merger agreement becomes final and non-appealable (provided that the party seeking to terminate the merger agreement pursuant to the foregoing has used reasonable best efforts to oppose any such law, regulation, order, injunction or requirement subject to the provisions under the subheading “— Agreement to Use Reasonable Best Efforts”);

•	by either RR Donnelley or the Company, in the event the other party breaches any of its representations, warranties, covenants or agreements in the merger agreement, or any representation or warranty shall have become untrue after the date of the merger agreement, such that the non-mutual conditions to the terminating party’s obligation to close would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of 30 days after written notice is given by the terminating party and the termination date;

•	by the Company if, prior to adoption of the merger agreement by our stockholders, our board of directors authorizes us to enter into a letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement with respect to a superior proposal (but only after we notify RR Donnelley that we intend to enter into such an agreement, provide RR Donnelley with at least a four business day period during which we negotiate in good faith with RR Donnelley to enable RR Donnelley to make an offer that is at least as favorable to our stockholders as the superior proposal and, by the end of such period, RR Donnelley has not made an offer at least as favorable from a financial point of view as the superior proposal and prior to such termination, we pay to RR Donnelley the termination fee described below under “— Termination Fees and Expenses”);

•	by RR Donnelley if:

•	our board of directors effects a change of recommendation;

•	we have failed to take a vote of our stockholders on the merger prior to the termination date;

•	following receipt of an acquisition proposal, our board of directors fails to reaffirm its approval or recommendation of the merger agreement and the merger as promptly as practicable (and in any event within 10 business days of the receipt of any written request to do so from RR Donnelley); or

•	in response to a publicly disclosed tender offer or exchange offer for shares of our common stock our board of director’s fails to recommend against such other offer.

Termination Fees and Expenses

Payable by the Company

We have agreed to pay to RR Donnelley a termination fee of $14.5 million if:

•	we or RR Donnelley terminate the merger agreement because the merger is not completed by the termination date or the merger agreement is not adopted by the stockholders at the special meeting or any postponement or adjournment thereof, and:

•	an acquisition proposal was made to the Company, any of its subsidiaries or any of its stockholders, or any person publicly announced an intention to make an acquisition proposal, that was not withdrawn at least 10 business days prior to the termination date or stockholder vote, as applicable; and

•	within twelve months after such termination the Company or any of our subsidiaries enters into a letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement with respect to, consummates, or approves or recommends to the Company’s stockholders, any acquisition proposal or has consummated an acquisition proposal (with “50%” being substituted for “20%” in the definition of “acquisition proposal”);

•	RR Donnelley terminates the merger agreement because:

•	our board of directors effects a change of recommendation;

•	we have failed to take a vote of our stockholders on the merger prior to the termination date;

•	following receipt of an acquisition proposal, our board of directors fails to reaffirm its approval or recommendation of the merger agreement and the merger as promptly as practicable (and in any event within 10 business days of the receipt of any written request to do so from RR Donnelley); or

•	in response to a publicly disclosed tender offer or exchange offer for shares of our common stock our board of director’s fails to recommend against such other offer;

•	we terminate the merger agreement because:

•	our board of directors authorizes us to enter into a letter of intent or other agreement with respect to a superior proposal (and we notify RR Donnelley that we intend to enter into such an agreement and provide RR Donnelley with at least a four business day period during which we negotiate in good faith with RR Donnelley to enable RR Donnelley to make an offer that is at least as favorable to our stockholders as the superior proposal and, by the end of such period, RR Donnelley has not made an offer at least as favorable from a financial point of view as the superior proposal); or

•	the Company’s stockholders do not adopt the merger agreement at the special meeting or any postponement or adjournment thereof and, on or prior to the date of the special meeting, an event giving rise to RR Donnelley’s right to terminate the merger agreement pursuant to the first, third or fourth sub-bullets under the bullet beginning with “by RR Donnelley if” under the sub-heading “— Termination” shall have occurred.

In the event the termination fee becomes payable and is paid to RR Donnelley by us, it is RR Donnelley and Merger Sub’s sole and exclusive remedy for monetary damages under the merger agreement and if our failure to pay results in RR Donnelley or Merger Sub commencing a suit that results in a judgment against the Company for any portion of such termination fee, the Company will pay RR Donnelley or Merger Sub, as applicable, for its out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such suit together with interest.

Payable by RR Donnelley

RR Donnelley has agreed to pay us a termination fee of $20 million plus up to $2.5 million in out-of-pocket expenses of the Company for its outside legal counsel if the merger agreement is terminated by us or RR Donnelley:

•	because the closing has not occurred on or before the termination date and at the time of such termination all closing conditions have been satisfied or waived, other than conditions that by their terms are to be satisfied at closing and other than the mutual condition regarding regulatory approvals or the condition to RR Donnelley’s obligation regarding consent agreements (and we are not in material breach of our obligation under the merger agreement to use reasonable best efforts to complete the transactions contemplated by the merger agreement); or

•	because a law, regulation, order, injunction or other requirement enacted or entered by any governmental entity that restrains, enjoins or prohibits consummation of the transactions contemplated by the merger agreement under antitrust laws becomes final and non-appealable (and we are not in material breach of our obligation under the merger agreement to use reasonable best efforts to complete the transactions contemplated by the merger agreement).

In the event the termination fee becomes payable and is paid to us by RR Donnelley, it is our sole and exclusive remedy for monetary damages under the merger agreement and if RR Donnelley’s failure to pay results in the Company commencing a suit that results in a judgment against RR Donnelley for any portion of such termination fee, RR Donnelley will pay the Company for its out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such suit together with interest.

Indemnification and Insurance

From and after the effective time of the merger, each of RR Donnelley and the surviving corporation will indemnify and hold harmless each present and former director and officer of the Company or any of our subsidiaries, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that any of them is or was an officer or director of the Company or any of our subsidiaries, or (ii) matters existing or occurring at or prior to the effective time, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or bylaws in effect on the date of the merger agreement. In this regard, RR Donnelley or the surviving corporation will also be required to advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that this person is not entitled to indemnification.

Prior to the effective time, the Company shall and, if the Company is unable to, RR Donnelley shall cause the surviving corporation as of the effective time to, obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the effective time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance, with benefits and levels of coverage at least as favorable as the existing policies of the Company with respect to matters existing or occurring at or prior to the effective time (provided that the Company will not expend for such policies a premium in excess of 300% of the annual premiums currently paid by the Company for its insurance). If the Company and the surviving corporation fail to obtain such “tail” insurance policies as of the effective time, for a period of at least six years from and after the effective time, the surviving corporation will either continue to maintain in effect the Company’s existing policies with respect to such matters or use reasonable best efforts to purchase comparable insurance policies with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies, but in no event will RR Donnelley or the surviving corporation be required to pay for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance. If that amount is exceeded, the surviving corporation shall obtain policies with the greatest coverage available for a cost not exceeding such amount.

Amendment and Waiver

Subject to applicable law, the merger agreement may be modified or amended by the written agreement of the parties at any time prior to the effective time. The merger agreement also provides that the conditions to each of the parties’ obligations to consummate the merger may be waived by such party in whole or in part to the extent permitted by applicable law.

Remedies

Each party has the right to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.

MARKET PRICE OF THE COMPANY’S COMMON STOCK AND
DIVIDEND INFORMATION

The Company’s common stock is traded on the New York Stock Exchange under the symbol “BNE.” The following are the high and low share prices as reported by the New York Stock Exchange, and dividends paid per share for calendar year 2009 and 2008, by year and by quarters. In August 2009, the Company completed a public equity offering of 12.1 million shares of its common stock at an offering price of $5.96 per share.

			Dividends
	High	Low	per Share

2009
Fourth quarter	$8.42	$5.63	$0.055
Third quarter	8.85	5.53	0.055	(a)
Second quarter	7.23	2.85	0.055	(a)
First quarter	6.74	0.85	0.055	(a)
Calendar year	8.85	0.85	$0.22
2008
Fourth quarter	$11.53	$1.86	$0.055
Third quarter	14.01	10.86	0.055
Second quarter	17.23	12.53	0.055
First quarter	17.57	12.00	0.055
Calendar year	17.57	1.86	$0.22

(a)	The Company issued a stock dividend to its stockholders equivalent to $0.055 per share for the first three quarters of 2009. Quarterly stock dividends were based on the average sales price of the Company’s common stock for the 30-day trading period prior to each dividend record date. Dividends for any fractional shares were paid in cash.

The following table sets forth the closing price per share of our common stock, as reported on The New York Stock Exchange on February 23, 2010, the last full trading day before public announcement of the merger agreement, and on [    ●    ], 2010, the last practicable trading day before the filing of this proxy statement.

Common Stock Closing Price

February 23, 2010	$6.97
[ ● ], 2010	[ ● ]

You are encouraged to obtain current market quotations for the common stock in connection with voting your shares. If the merger is consummated, there will be no further market for your common stock and our stock will be delisted from The New York Stock Exchange and deregistered under the Exchange Act.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Securities ownership of certain beneficial owners.  The Company does not know of any individual who is the beneficial owner of more than 5% of the Company’s common stock that was outstanding as of March 15, 2010. The only institutional investors known to have held more than 5% of the Company’s common stock on that date are set forth in the following table which shows each firm’s percentage of shares actually outstanding on March 15, 2010. We took this information from the most recent reports on Schedule 13G, as filed for each such firm with the Securities and Exchange Commission before March 15, 2010.

		Amount of		Nature of
		Beneficial	Percent of	Beneficial
Stockholder	Address	Ownership	Outstanding	Ownership

Dimensional Fund Advisors LP(1)	Palisades West Bldg 1, 6300 Bee Cave Rd Austin, TX 78746	2,324,824	5.8%	Sole voting and dispositive power

Robeco Investment Management, Inc.(2)	909 Third Ave., New York, NY 10022	2,521,282	6.3%	Shared voting and sole dispositive power

Capital World Investors(3)	333 South Hope Street Los Angeles, CA 90071	2,600,000	6.5%	Sole voting and dispositive power

BlackRock, Inc.(4)	40 East 52nd Street, New York, NY 10022	2,990,875	7.5%	Sole voting and dispositive power

Notes:

(1)	Dimensional Fund Advisors Inc. is an investment advisor and serves as an investment manager of certain funds. The number shown in the Amount of beneficial ownership column represents the total number of shares of its common stock.

(2)	Robeco Investment Management, Inc. is an investment advisor. The numbers show in the Amount of beneficial ownership column represents the total number of shares of its common stock.

(3)	Capital World Investors. (“Capital”) is an investment advisor. The clients of Capital have the right to receive or the power to direct the receipt of dividends, or the proceeds from the sale of its common stock.

(4)	BlackRock, Inc. (“Blackrock”) is an investment advisor. The clients of BlackRock have the right to receive or the power to direct the receipt of dividends, or the proceeds from the sale of its common stock.

Securities ownership of management.  The following table shows the number of shares of the Company’s common stock owned by each member of the board of directors and each of its named executive officers, as of March 15, 2010. The table also includes the aggregate number of shares of common stock owned beneficially, as a group, by the directors and corporate officers. The following table assumes that an individual beneficially owns any shares which he or she may acquire by exercising options which are exercisable within 60 days after March 15, 2010, by converting stock equivalents or by withdrawing from an employee benefits plan, even if that individual has not yet made the exercise, conversion or withdrawal of the stock.

No individual listed in the following table beneficially owned more than 1% of the common stock outstanding on March 15, 2010 (including for this purpose shares subject to stock options which will become exercisable within 60 days after March 15, 2010). The number of shares listed in the following table as beneficially owned for all directors and officers as a group is 5.31% of the Company’s common stock outstanding as of March 15, 2010.

	Number of Shares
Name of Person or Group	Beneficially Owned(1)

Carl C. Crosetto	119,779	(2)
Susan W. Cummiskey	132,831	(3)
Douglas B. Fox	110,816	(4)
Philip E. Kucera	205,035	(5)
Marcia J. Hooper	56,509	(6)
Stephen V. Murphy	31,995	(7)
William P. Penders	135,667	(8)
Gloria M. Portela	83,865	(9)
H. Marshall Schwarz	170,703	(10)
David J. Shea	381,428	(11)
Scott L. Spitzer	63,579	(12)
Lisa A. Stanley	269,369	(13)
Vincent Tese	147,356	(14)
John J. Walker	91,523	(15)
Richard R. West	186,853	(16)
All directors and corporate officers as a group	2,296,613	(17)

Notes:

(1)	The beneficial ownership reported in the table is direct unless otherwise noted. The Company understands that each individual named has sole power to vote or to dispose of the shares. The shares reported in the table include these forms of ownership:

•	Shares of common stock beneficially owned as of March 15, 2010, either on the records of the Company or in street name,

•	Shares subject to stock options exercisable as of March 15, 2010, or which will become exercisable within 60 days after March 15, 2010, which includes 390,124 options with an exercise price per share in excess of $11.50,

•	Shares owned indirectly through the Bowne Stock Fund in the 401(k) Savings Plan, as determined on March 15, 2010, and

•	Restricted stock units awarded to individual executives under the 1999 Incentive Compensation Plan who are eligible for retirement on March 15, 2010, or which will become vested within 60 days of March 15, 2010.

•	DSUs awarded to individual executives under the Long-Term Performance Plan or the Deferred Award Plan, and

•	DSUs credited to individual non-employee directors under the Stock Plan for Directors or the 1999 Incentive Compensation Plan, including units resulting from the conversion of cash retirement benefits that accrued to individual directors prior to the effective date of the Stock Plan for Directors, as well as units resulting from the one-time award made to each director elected after the Stock Plan for Directors went into effect in 1997.

The table assumes that all DSUs are fully distributed and may be converted into common stock within 60 days after March 15, 2010, and that cash dividends payable on DSUs through the record date have been reinvested in additional shares.

(2)	Includes 34,779 shares owned and options to purchase 85,000 shares.

(3)	Includes 42,793 shares owned, options to purchase 57,550 shares, 4,250 RSUs, 27,104 DSUs, and 1,134 shares held in the Bowne Stock Fund in the 401(k) Savings Plan.

(4)	Includes 18,155 shares owned, options to purchase 42,572 shares and 50,089 DSUs under the Stock Plan for Directors.

(5)	Includes 80,886 shares owned, options to purchase 98,000 shares and 26,149 DSUs under the Stock Plan for Directors.

(6)	Includes options to purchase 26,275 shares and 30,234 DSUs under the Stock Plan for Directors.

(7)	Includes 31,995 DSUs under the Stock Plan for Directors.

(8)	Includes 76,423 shares owned, options to purchase 30,000 shares, 8,962 DSUs, and 20,282 shares held in the Bowne Stock Fund in the 401(k) Savings Plan.

(9)	Includes 2,075 shares owned, options to purchase 27,129 shares, and 54,661 DSUs under the Stock Plan for Directors.

(10)	Includes 5,187 shares owned, options to purchase 73,520 shares and 91,996 DSUs under the Stock Plan for Directors.

(11)	Includes 156,113 shares owned, options to purchase 88,100 shares, 62,761 DSUs and 74,454 shares held in the Bowne Stock Fund in the 401(k) Savings Plan.

(12)	Includes 45,441 shares owned, options to purchase 11,250 shares, 4,250 RSUs, 2,485 DSUs, and 153 shares held in the Bowne Stock Fund in the 401(k) Savings Plan.

(13)	Includes 197,135 shares owned, options to purchase 20,000 shares, and 52,234 DSUs under the Stock Plan for Directors.

(14)	Includes options to purchase 79,286 shares and 68,070 DSUs under the Stock Plan for Directors.

(15)	Includes 57,241 shares owned, options to purchase 22,500 shares, 346 DSUs and 11,436 shares held in the Bowne Stock Fund in the 401(k) Savings Plan.

(16)	Includes 59,860 shares owned, 45,319 options to purchase shares, and 81,674 DSUs under the Stock Plan for Directors.

(17)	This group consists of 18 individuals. The shares reported in the table for the group include 80,690 shares owned by three corporate officers not named in the table, with options to purchase 18,750 shares, 5,465 DSUs, and 4,400 shares held in the Bowne Stock Fund of the 401(k) Savings Plan for the benefit of two of the three corporate officers not named in the table.

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures. The Company does not provide counsel for exercise of such appraisal rights or any other services in relation thereto at our expense to our stockholders.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than twenty (20) days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262; and

•	You must not vote in favor of or consent to the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights and will nullify any previously filed written demands for appraisal. If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal should be addressed to the Company, 55 Water Street, New York NY 10041 Attention: Corporate Secretary, must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her rights of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within ten (10) days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of or consent to the merger agreement. At any time within sixty (60) days after the effective time of the merger, any stockholder who has demanded an appraisal but has not commenced an appraisal proceeding or joined an appraisal proceeding as a named party has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of common stock. Within one hundred twenty (120) days after the effective date of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within ten (10) days after such written request is received by the surviving corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal, whichever is later. Within one hundred twenty (120) days after the effective time of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition must be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within twenty (20) days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice, if so ordered by the Chancery Court, to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, from the effective date of the merger through the date of payment of the judgment, which will be compounded quarterly and will accrue at a default rate 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Chancery Court will direct the payment of such value, with interest, if any, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within one hundred twenty (120) days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within sixty (60) days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than sixty (60) days after the effective time of the merger may only be made with the written approval of the surviving corporation. In addition, no appraisal proceeding may be dismissed as to any stockholder without the approval of the Chancery Court, and such approval may be conditioned upon such terms as the Chancery Court deems just.

In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, or we are otherwise required to do so under applicable law, we would hold a 2010 annual meeting of stockholders. In connection with the pendency of the merger, the board of directors has resolved to postpone the 2010 annual meeting. Because the 2010 annual meeting is expected to be postponed until after the date that is 30 days following the first anniversary of the Company’s 2009 annual meeting, the deadline for inclusion of any stockholder proposals in the proxy statement for the 2010 annual meeting is a reasonable time before the Company begins to print and mail its proxy materials. Such proposals must also comply with the SEC’s rules concerning the inclusion of stockholder proposals in company-sponsored proxy materials set forth in Rule 14a-8 promulgated under the Exchange Act and our bylaws.

Because the 2010 annual meeting is expected to be postponed until after the date that is 70 days following the first anniversary of the Company’s 2009 annual meeting, under our bylaws, any stockholder proposal that is not submitted for inclusion in the proxy statement for the 2010 annual meeting but is instead sought to be presented directly at the 2010 annual meeting must be received no later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the 10th day following the date on which public announcement of the date of such meeting is first made. Proposals received after the time limit described above will be considered untimely. The nomination of a director candidate must also include written consent by the nominee that he or she will serve, if elected, as well as the information about both the candidate and the proposer which the rules and regulations of the SEC or The New York Stock Exchange would require in a proxy statement relating to the election of that candidate.

All proposals and nominations should be addressed to our executive offices at 55 Water Street, New York, New York 10041, marked to the attention of Scott L. Spitzer, Senior Vice President, General Counsel and Corporate Secretary.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address: Bowne & Co., Inc., 55 Water Street, New York, New York 10041, Attention: Investor Relations, telephone: (212) 658-5817. If you would like to request documents, please do so by [    ●    ], in order to receive them before the special meeting.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact D.F. King & Co. toll free at (888) 644-5854 (banks and brokers call (212) 269-5550).

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

Company Filings	Period

Annual Report on Form 10-K	Year ended December 31, 2009

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [    ●    ], 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER
Among
BOWNE & CO., INC.,
R.R. DONNELLEY & SONS COMPANY
and
SNOOPY ACQUISITION, INC.
Dated as of February 23, 2010

Page

ARTICLE I
The Merger; Closing; Effective Time
1.1.	The Merger	A-1
1.2.	Closing	A-1
1.3.	Effective Time	A-1

ARTICLE II
Certificate of Incorporation and By-Laws of the Surviving Corporation
2.1.	The Certificate of Incorporation	A-1
2.2.	The By-Laws	A-2

ARTICLE III
Officers and Directors of the Surviving Corporation
3.1.	Directors	A-2
3.2.	Officers	A-2

ARTICLE IV
Effect of the Merger on Capital Stock; Exchange of Certificates
4.1.	Effect on Capital Stock	A-2
4.2.	Exchange of Certificates	A-2
4.3.	Treatment of Stock Plans	A-4
4.4.	Adjustments to Prevent Dilution	A-5

ARTICLE V
Representations and Warranties
5.1.	Representations and Warranties of the Company	A-5
5.2.	Representations and Warranties of Parent and Merger Sub	A-18

ARTICLE VI
Covenants
6.1.	Interim Operations	A-20
6.2.	Acquisition Proposals	A-22
6.3.	Proxy Filing; Information Supplied	A-24
6.4.	Stockholders Meeting	A-25
6.5.	Filings; Other Actions; Notification	A-25
6.6.	Access and Reports	A-27
6.7.	Stock Exchange Delisting	A-27
6.8.	Publicity	A-27
6.9.	Employee Benefits	A-27
6.10.	Expenses	A-28
6.11.	Indemnification; Directors’ and Officers’ Insurance	A-28
6.12.	Other Actions by the Company	A-30

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of February 23, 2010, among Bowne & Co., Inc., a Delaware corporation (the “Company”), R.R. Donnelley & Sons Company, a Delaware corporation (“Parent”), and Snoopy Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub,” the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the “DGCL”).

1.2.  Closing.  Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the third business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

1.3.  Effective Time.  At or as soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and By-Laws
of the Surviving Corporation

2.1.  The Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall be amended in its entirety to read as set forth in Exhibit A hereto, until thereafter amended as provided therein or by applicable Law.

2.2.  The By-Laws.  The parties hereto shall take all actions necessary so that the by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or by applicable Law.

ARTICLE III

Officers and Directors of the Surviving Corporation

3.1.  Directors.  The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

3.2.  Officers.  The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

Effect of the Merger on Capital Stock;
Exchange of Certificates

4.1.  Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Merger Consideration.  Each share of the Common Stock, par value $0.01 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent, Shares owned by the Company, Shares held by any Subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each Share referred to in clause (i) or clause (ii) being, an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into the right to receive $11.50 per Share in cash (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b) Cancellation of Excluded Shares.  Each Excluded Share (other than any Shares held by any Subsidiary of the Company, which shall not be cancelled and shall remain outstanding) shall, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.2(f).

(c) Merger Sub.  At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

4.2.  Exchange of Certificates.

(a) Paying Agent.  At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment or in a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to Parent.

(b) Exchange Procedures.  Promptly after the Effective Time (and in any event within five business days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. Notwithstanding anything to the contrary contained in this Agreement, any holder of Shares that holds such Shares in book-entry form (rather than through a Certificate) shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent in order to receive the Per Share Merger Consideration that such holder is entitled to receive pursuant to this Article IV.

(c) Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Appraisal Rights.  No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights.  Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax (as defined in Section 5.1(n)) Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

4.3.  Treatment of Stock Plans.

(a) Treatment of Options.  At the Effective Time, each outstanding option to purchase Shares (a “Company Option”) under the Stock Plans (as defined in Section 5.1(b)), vested or unvested, shall be cancelled and shall only entitle the holder of such Company Option to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three business days after the Effective Time), an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option, less applicable Taxes required to be withheld with respect to such payment.

(b) At the Effective Time, any vesting conditions or restrictions applicable to any Shares of restricted stock (each such Share a share of “Company Restricted Stock”) granted pursuant to the Stock Plans shall lapse, and such Shares of Company Restricted Stock shall be treated the same as all other Shares in accordance with Section 4.1 of this Agreement, less applicable Taxes required to be withheld with respect to such payment.

(c) Company Restricted Stock Units.  Each outstanding Company Restricted Stock Unit (each a “Company RSU”) granted pursuant to the Stock Plans, vested or unvested, shall be cancelled and shall only entitle the holder of such Company RSU to receive as soon as reasonably practicable after the Effective Time (but in any event no later than three business days after the Effective Time) an amount in cash equal to the product of (x) the total number of Shares subject to such Company RSUs immediately prior to the Effective Time, times (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(d) Deferred Stock Units and Deferred Stock Equivalents.  Each outstanding award of deferred stock unit or deferred stock equivalent, vested or unvested, granted pursuant to the Stock Plans or Benefit Plans (each such award a “Company DSU”) shall be cancelled and shall only entitle the holder of such Company DSU to receive an amount in cash equal to the product of (x) the total number of Shares subject to such Company DSUs immediately prior to the Effective Time, times (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment. The timing of payment in respect of such Company DSUs will be in accordance with the terms of the applicable Stock Plan or Benefit Plan.

(e) At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Benefit Plans, other than

Company Options, Company Restricted Stock, Company RSUs or Company DSUs (the “Other Awards”), shall be cancelled and shall only entitle the holder of such Company Award to receive an amount in cash equal to (x) the number of Shares subject to such Company Award immediately prior to the Effective Time times (y) the Per Share Merger Consideration (or, if the Company Award provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, by which the Per Share Merger Consideration exceeds such reference price), less applicable Taxes required to be withheld with respect to such payment. The timing of payment in respect of such Company Awards will be in accordance with the terms of the applicable Stock Plan or Benefit Plan.

(f) Corporate Actions.  At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any necessary resolutions to implement the provisions of Section 4.3. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options, Company Restricted Stock, Company RSUs, Company DSUs or Other Awards (collectively, the “Company Awards”).

4.4.  Adjustments to Prevent Dilution.  In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

Representations and Warranties

5.1.  Representations and Warranties of the Company.  Except as set forth in the Company Reports filed with or furnished to the SEC (as defined below) prior to the date of this Agreement (excluding, in each case, any disclosure set forth in any risk factor or similar section or in any section relating to forward looking statements), or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent complete and correct copies of the Company’s and its Significant Subsidiaries’ certificates of incorporation and by-laws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect. Within fourteen (14) days of the date of this Agreement, the Company will make available to Parent complete and correct copies of the certificates of incorporation and by-laws or comparable governing documents for any Subsidiaries of the Company for which such documents had not been made available to Parent prior to the date of this Agreement. Section 5.1(a) of the Company Disclosure Letter contains a correct and complete list, as of the date of this Agreement, of each jurisdiction where the Company and its Subsidiaries are organized and qualified to do business.

As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) “Company Material Adverse Effect” means a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that to the extent any effect is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a Company Material Adverse Effect:

(A) changes in the economy or financial markets generally in the United States or other countries in which the Company or any of its Subsidiaries conducts material operations;

(B) changes that are the result of acts of war or terrorism occurring after the date of this Agreement;

(C) changes that are the result of factors generally affecting the industry and geographic areas in which the Company and its Subsidiaries operate, including rules promulgated by the SEC relating to the printing and distribution of documents;

(D) any loss of, or adverse change in, the relationship of the Company or any of its Subsidiaries with its customers, partners, employees, financing sources or suppliers caused by the pendency or the announcement of the transactions contemplated by this Agreement;

(E) changes in any Laws (including Laws regulating pensions) or in United States generally accepted accounting principles or interpretations thereof, in each case after the date of this Agreement;

(F) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect;

(G) a decline in the price or trading volume of the Shares on the New York Stock Exchange (the “NYSE”), provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect; and

(H) any act or omission to act by the Company or a Subsidiary thereof expressly required to be taken or omitted to be taken by it under this Agreement or specifically consented to in writing by Parent;

provided, further, that, with respect to clauses (A), (B), (C) and (E), such change, event, circumstance or development does not disproportionately adversely affect the Company and its Subsidiaries compared to other companies of similar size operating in the industry in which the Company and its Subsidiaries operate.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 60,000,000 Shares, of which 40,094,746 Shares were outstanding as of the close of business on February 22, 2010 and 1,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are outstanding. As of February 22, 2010, 4,122,149 Shares were held in treasury by the Company. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 7,827,500 Shares reserved for issuance under the Company’s 1999 Incentive Compensation Plan, amended and restated as of December 31, 2008 (the “1999 Plan”), 3,000,000 Shares reserved for issuance under the Company’s 2000 Stock Incentive Plan, amended and restated as of December 31, 2008 (the “2000 Plan”) (which Shares reserved for issuance under the 1999 Plan and 2000 Plan include Shares that can be issued under the Company’s Stock Plan for Directors and the Company’s Deferred Sales Compensation Plan (the 1999 Plan, 2000 Plan, Company’s Stock Plan for Directors and Company’s Deferred Sales Compensation Plan, collectively, the “Stock Plans”)) and Shares subject to issuance under the 5% Convertible Subordinated Debentures due October 1, 2033 (the “Debentures”), the Company has no Shares reserved for issuance. Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list of Company Awards, including the holder, date of grant, term, number of Shares and, where applicable, exercise price. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(ii) Section 5.1(b)(ii) of the Company Disclosure Letter sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary, if applicable, and (y) as of the date of this Agreement, other than with respect to investments in cash equivalents, the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The board of directors of the Company has (A) unanimously determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Shares for their adoption and (C) received the opinion of its financial advisor, Goldman, Sachs & Co., to the effect that the Per Share Merger Consideration is fair from a financial point of view, as of the date of such opinion, to such holders (other than Parent and its Subsidiaries) of Shares. It is agreed and understood that such opinion is for the benefit of the Company’s board of directors and may not be relied upon by Parent or Merger Sub. Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 5.2(g), the board of directors of the Company has taken all action so that Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than the filings, approvals and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other Antitrust Laws, (C) under the Exchange Act and (D) required to be made with the NYSE (such approvals referred to in subsections (A) through (D) of this Section 5.1(d)(i), the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. “Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the HSR Act and any other applicable antitrust, competition, premerger notification or trade regulation Laws.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default or change of control right under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.1(d)(i), a violation of any Law to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) above, for any such breach, violation, termination, default, change of control right, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(iii) The Company and its Subsidiaries are not creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 25% of the gross assets of the Company and its Subsidiaries taken as a whole (excluding cash and cash equivalents).

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) since December 31, 2006 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(iii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (i) a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Applicable Date and (ii) any material communication since the Applicable Date made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all complaints or concerns relating to accounting, financial or internal control matters made since the Applicable Date through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding such matters. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(iv) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect) and, in each case, have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(f) Absence of Certain Changes.  Since December 31, 2008 through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practices and there has not been:

(i) any change in the financial condition, properties, assets, liabilities, business or results of their operations or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to December 31, 2008) of which management of the Company has knowledge which, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect;

(ii) any material damage, destruction or other casualty loss not covered by insurance with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries;

(iii) other than regular quarterly dividends on Shares of $0.055 per Share, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Company or to any wholly-owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(iv) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

(v) (A) any material increase (or in the case of officers of the Company or any of its Subsidiaries, any increase) in the compensation payable or to become payable to its officers or Employees (except for increases in the ordinary course of business and consistent with past practice) or (B) any establishment, adoption, entry into or amendment of any collective bargaining agreement or any material (or in the case of officers or directors of the Company, any), bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or Employee, except to the extent required by applicable Laws; or

(vi) any agreement to do any of the foregoing.

(g) Litigation; Liabilities.  (i) There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect. Except for matters arising in connection with the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(ii) There are no obligations or liabilities of the Company or any of its Subsidiaries required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto, except obligations or liabilities that (A) are reflected or reserved against in the most recent financial statements included in the Company Reports filed prior to the date of this Agreement, including in the notes thereto, (B) were incurred in the ordinary course of business since the date of such financial statements, (C) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business or (D) individually or in the aggregate, have not had or are not reasonably likely to have a Company Material Adverse Effect.

As used in this Agreement, the term “knowledge” when used in the phrases “to the knowledge of the Company,” “of which the Company has knowledge” or “the Company has no knowledge” or words of similar import shall mean the actual knowledge, following due inquiry or investigation, of David Shea, William Penders, John Walker, Scott Spitzer and Susan Cummiskey.

(h) Employee Benefits.

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its subsidiaries (the “Employees”) and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus, workers’ compensation, short-term and long-term disability and vacation plans, programs or arrangements, and any and all employment, individual consulting, severance, change in control and termination agreements (collectively, the “Benefit Plans”), other than Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as “Non-U.S. Benefit Plans”), are listed on Section 5.1(h)(i) of the Company Disclosure Letter, and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans listed on Section 5.1(h)(i) of the Company Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto have been made available to Parent by inclusion on the Company’s electronic data site.

(ii) All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) and Non U.S. Benefit Plans, (collectively, “U.S. Benefit Plans”) are in substantial compliance with ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable Laws and have been administered in accordance with their terms. Each U.S. Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) with respect to its qualified status under Section 401(a) of the Code and the exempt status of any related trust under Section 501(a) of the Code, or has applied to, or has time remaining in which to file an application with, the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualified or exempt status of such Plan or trust under Section 401(a) or Section 501(a) of the Code. Neither the Company nor any of its Subsidiaries maintain any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. The Company or its Subsidiaries have timely filed all required notices to all Pension Plan participants under Section 204(h) of ERISA. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). The Company and its Subsidiaries have not incurred and do not expect to incur any material withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12 month period ending on the date of this Agreement or is reasonably expected to be required to be filed in connection with the transactions contemplated by this Agreement. No event giving rise to any obligation of the Company or any ERISA Affiliate under Section 4062(e) of ERISA has occurred within the 12-month period ending on the date of this Agreement. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code.

(iv) All contributions required to be made under each Benefit Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate is in “at-risk” status within the meaning of Section 303 of ERISA and no ERISA Affiliate has an outstanding funding waiver. As of the date of this Agreement, neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year.

(v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such

Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in funding method, of such Pension Plan from the last day of the most recent plan year through the date of this Agreement.

(vi) As of the date of this Agreement, there is no material pending or, to the knowledge of the Company threatened, litigation relating to the Benefit Plans and, as of the Closing Date, there will be no such litigation, except as would not be reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement.

(vii) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or when combined with another event or events, (w) entitle any Employees to severance pay or an increase in severance pay upon any termination of employment after the date of this Agreement, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Benefit Plans (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Benefit Plans or (z) result in payments under any of the Benefit Plans which would not be deductible as a result of Section 280G of the Code.

(viii) All Non-U.S. Benefit Plans comply in all material respects with applicable local law. All Non-U.S. Benefit Plans are listed on Section 5.1(h)(viii) of the Company Disclosure Letter. As of the date of this Agreement, the Company and its Subsidiaries have no material unfunded liabilities with respect to any such Non-U.S. Benefit Plan. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened material litigation relating to Non-U.S. Benefit Plans and as of the Closing Date, there will be no such litigation, except as would not be reasonably likely to have a Company Material Adverse Effect.

(i) Compliance with Laws; Licenses.  The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. To the knowledge of the Company, the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement. The Company and its Subsidiaries each has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity necessary to conduct its business as presently conducted, except those the absence of which are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(j) Material Contracts.

(i) Except for this Agreement and except for Contracts filed as exhibits to the Company Reports, as of the date of this Agreement, none of the Company or its Subsidiaries is a party to or bound by:

(A) other than with respect to any partnership that is wholly owned by the Company or any wholly owned Subsidiary of the Company, any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the

Company or any of its Subsidiaries or in which the Company owns more than a 15% voting or economic interest, or any interest valued at more than $10 million without regard to percentage voting or economic interest;

(B) any Contract (other than among direct or indirect wholly owned Subsidiaries of the Company) relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $1 million;

(C) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, excluding any Benefit Plan;

(D) any Contract that (I) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, (II) could require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries, (III) grants “most favored nation” status that, following the Merger, would apply to Parent and its Subsidiaries, including the Company and its Subsidiaries or (IV) prohibits or limits in any material respect the right of the Company or any of its Subsidiaries to make, sell or distribute any products or services;

(E) any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the Company has agreed not to acquire the assets or securities of the other party or any of its Affiliates;

(F) any Contract between the Company or any of its Subsidiaries and any Affiliate thereof, including any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares, excluding any Benefit Plan;

(G) any Contract providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (i) not material to the Company or any of its Subsidiaries and (ii) entered into in the ordinary course of business;

(H) any material Contract relating to the license of Intellectual Property (excluding commercial off-the-shelf or shrink wrap software that has not been modified or customized);

(I) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $1 million; and

(J) any Contract (other than a Contract described in one of the other provisions in this Section 5.1(j)) which is material to the Company and its Subsidiaries (each such Contract described in clauses (A) through (J), together with all exhibits and schedules to such Contracts and those Contracts which would be Material Contracts but for the exception of being filed as exhibits to the Company Reports, is referred to herein as a “Material Contract”).

(ii) Each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. There is no default under any such Contracts by the Company or its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, in each case except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(k) Real Property.

(i) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, with respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), (A) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Encumbrance, and (B) there are no outstanding options or rights of first refusal or contracts to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein.

(ii) With respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”), the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect with respect to the Company or Subsidiary party thereto and to the knowledge of the Company, each other party thereto, and none of the Company or any of its Subsidiaries is in breach or violation of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach, violation or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration or repudiation by any third party thereunder, except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, violations, defaults, charges, terminations, modifications, accelerations or repudiations that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(iii) Section 5.1(k)(iii) of the Company Disclosure Letter contains a true and complete list of all Owned Real Property and, as of the date of this Agreement, Leased Real Property. Except as set forth in Section 5.1(k)(iii) of the Company Disclosure Letter, there has been no assignment or sublease, as of the date of this Agreement, of the Leased Real Property. Section 5.1(k)(iii) of the Company Disclosure Letter sets forth (x) a description of the principal functions conducted at each such parcel of Owned Real Property and Leased Real Property and (y) the street address of each such parcel of Owned Real Property and Leased Real Property.

(iv) For purposes of Section 5.1(k)(i) only, “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (A) specified encumbrances described in Section 5.1(k)(iv) of the Company Disclosure Letter; (B) encumbrances for current Taxes or other governmental charges not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings and are reflected on or specifically reserved against or otherwise disclosed in the consolidated balance sheets included in the Company Reports; (C) mechanics’, carriers’, workmen’s, repairmen’s, lessor’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no material default on the part of Company, or the validity or amount of which is being contested in good faith by appropriate proceedings and are reflected on or specifically reserved against or otherwise disclosed in the consolidated balance sheets included in the Company Reports; (D) roads, highways and other public rights of way; (E) zoning, land use and other Laws; (F) any matters that would be shown by an accurate survey that do not materially impair the continued use or operation of the real property to which they relate and, with respect to Owned Real Property, do not materially impair the value or the ability to liquidate the real property to which they relate; and (G) other Liens or encumbrances that are not material in amount and that do not, individually or in the aggregate, materially impair the continued use or operation of the real property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted.

(l) Takeover Statutes.  Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 5.2(g), no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) applicable to the Company or any anti-takeover provision in the Company’s certificate of incorporation or by-laws is applicable to the Merger or the other transactions contemplated by this Agreement.

(m) Environmental Matters.  Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have at all times been in compliance with applicable Environmental Laws; (ii) no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance; (iii) no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or, to the knowledge of the Company, prior to such period of ownership or operation; (iv) neither the Company nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law concerning compliance, liability, or the release or threatened release of any Hazardous Substance at any location;

(vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction, or other agreement with any Governmental Entity or any third party for any liability relating to any Environmental Law or relating to Hazardous Substances; (vii) to the knowledge of the Company, there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, or significant cost or restriction on the ownership, use or transfer of any property pursuant to any Environmental Law; and (viii) the Company has made available to Parent copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to Company or its Subsidiaries or their respective current and former properties or operations.

As used herein, the term “Environmental Law” means all applicable Laws relating to: (A) the protection of the environment, or to health and safety as it relates to any Hazardous Substance, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, and (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

As used herein, the term “Hazardous Substance” means (A) any substance listed, classified or regulated as hazardous, toxic, pollutant, a contaminant, waste, harmful or deleterious substance or words of similar meaning under Environmental Laws or (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, mold or radon.

(n) Taxes.  The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all material Taxes (as defined below) that are due and payable or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of material Taxes or Tax matters of the Company or its Subsidiaries. There are not, to the knowledge of the Company, any unresolved claims concerning the Company’s or any of its Subsidiaries’ Tax liability that are, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect and are not disclosed or provided for in the Company Reports. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2008, 2007, 2006 and 2005. Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS to the knowledge of the Company and no pending request for permission to change any accounting method has been submitted by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). If the Company or any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, imposed by any Governmental Entity and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(o) Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is the subject of any material proceeding that seeks to organize any employees or to compel the Company or any of its Subsidiaries to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, nor has there been for the past three years, any labor strike, dispute, walk-out, work stoppage, labor picketing, slow-down or lockout involving the Company or any of its Subsidiaries. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Company or any of its Subsidiaries. The Company has previously made available to Parent correct and complete copies of all labor and collective bargaining agreements, Contracts or other agreements or understandings with a labor union or labor organization to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound (collectively, the “Company Labor Agreements”). The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any of the Company Labor Agreements. There is no charge pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any other labor relations tribunal or authority alleging unlawful discrimination in employment practices or any unfair labor practice by the Company or any of its Subsidiaries which, if determined adversely to the Company or its Subsidiaries, would reasonably be likely to have a Company Material Adverse Effect. Except as would not reasonably be likely to have a Company Material Adverse Effect, each individual who is classified by the Company as an “employee” or as an “independent contractor” is properly so classified, and each Employee has been properly classified as an “exempt” or “non-exempt” employee under applicable Law.

(p) Intellectual Property.

(i) The Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in their business, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. Section 5.1(p)(i) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all Registered Intellectual Property and material unregistered Intellectual Property owned by the Company and its Subsidiaries, indicating for each Registered item the registration or application number, the record owner, and the appropriate filing jurisdiction (collectively, the “Scheduled Intellectual Property”). The Company exclusively owns (beneficially and of record, where applicable) all Scheduled Intellectual Property free and clear of all IP Encumbrances. All Scheduled Intellectual Property owned or held exclusively by the Company and its Subsidiaries is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or its Subsidiaries’ use of, or its rights to, such Intellectual Property.

(ii) The Company and its Subsidiaries have taken all reasonable measures to protect the Intellectual Property owned or held exclusively by the Company or its Subsidiaries, and to protect the confidentiality and value of all Trade Secrets that are owned, used or held by the Company and its Subsidiaries, and to the Company’s knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. All of the Company’s and its Subsidiaries’ current and prior employees who have contributed to the development or creation of Intellectual Property have executed valid intellectual property assignment and confidentiality agreements for the benefit of the Company in a form which the Company has, prior to the date of this Agreement, provided to Parent for its review. Every contract or agreement under which Intellectual Property was developed for the Company or its Subsidiaries, assigns all rights to such Intellectual Property to the Company or its Subsidiaries.

(iii) To the Company’s knowledge, the Company and its Subsidiaries have not infringed or otherwise violated the Intellectual Property Rights of any third party. There is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or, to the Company’s knowledge, threatened by or against the Company or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property. To the Company’s knowledge, no Person is violating any Intellectual Property right of the Company or its Subsidiaries.

(iv) The Company and its Subsidiaries have not granted any licenses or other rights to third parties to use their Intellectual Property other than non-exclusive licenses granted in the ordinary course of business pursuant to standard terms which have been previously provided to Parent.

(v) To the knowledge of the Company, all Software, whether owned by the Company or any of its Subsidiaries or licensed from any other Person, is free from any defect or programming or documentation error including bugs, logic errors or failures or failures of the Software to operate as described in the related documentation, and all such Software conforms to the specifications thereof, except for any such defects, errors or other failures that would not be materially adverse to the Company or its Subsidiaries, as applicable. The Software owned by the Company or any of its Subsidiaries is not the subject of any escrow or similar agreement or arrangement giving any third party rights in such Software upon the occurrence of certain events.

(vi) Except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, none of the Software owned by the Company or any of its Subsidiaries is, in whole or in part, subject to the provision of any open source or other type of license agreement or distribution model that: (i) requires the distribution or making available of the source code for such Software, (ii) prohibits or limits the Company or any of its Subsidiaries from charging a fee or receiving consideration in connection with licensing, sublicensing or distributing any such Software, (iii) except as specifically permitted by law, grants any right to any Person (other than the Company and its Subsidiaries) or otherwise allows any such Person to decompile, disassemble or otherwise reverse-engineer any such Software, or (iv) requires the licensing of any such Software for the purpose of making derivative works.

(vii) The IT Assets owned, used or held for use by the Company or any of its Subsidiaries operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their business and have not materially malfunctioned or failed in a manner materially adverse to the business of the Company and its Subsidiaries within the past one (1) year. To the Company’s knowledge, within the past one (1) year, no Person has gained unauthorized access to the IT Assets to the extent where the Company or its Subsidiaries would be required or has been required to give notice of such access to its customers or any Governmental Entity under applicable Law, or has otherwise given notice of such access to any of its customers or any Governmental Entity. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

(viii) For purposes of this Agreement, the following terms have the following meanings:

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, product names and slogans, symbols, trade dress, assumed names, fictitious names, trade names, business names, and any and every other indicia of origin, all applications and registrations for the foregoing, all renewals thereof, and all goodwill associated therewith and symbolized thereby; (ii) inventions and discoveries, whether patentable or not (and whether or not reduced to practice), all improvements thereto, all patents (including utility and design patents, industrial designs and utility models), registrations, invention disclosures and applications therefor, including divisions, revisions, supplementary protection certificates, continuations, continuations-in-part and renewal applications, and all renewals, extensions, reissues and re-examination thereof; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, software, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or industrial or proprietary rights of any kind, under the Laws of any jurisdiction worldwide.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and all associated documentation.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Software” means any and all computer programs and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, subroutines, algorithms, program architecture, design concepts, system design, program structure, sequence and organization, screen displays and report layouts, and all other material related to such software.

For purposes of this Section 5.1(p) only, “IP Encumbrances” means any charge, claim, security interest, condition, equitable interest, lien, joint ownership, exclusive license, non-exclusive license not granted in the ordinary course of business, option, pledge, mortgage, right of first offer, right of first refusal or contractual restriction of any kind, including any restriction or covenant with respect to use, transfer, indemnity, receipt of income or exercise of any other attribute of ownership.

(q) Insurance.  All material fire and casualty, general liability, workers’ compensation, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any such failures to maintain Insurance Policies that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(r) Brokers and Finders.  Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Goldman, Sachs & Co. as its financial advisor. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Goldman, Sachs & Co. is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

5.2.  Representations and Warranties of Parent and Merger Sub.  Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent). Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of the certificate of incorporation and by-laws of Parent and Merger Sub, each as in effect on the date of this Agreement.

(b) Corporate Authority.  No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action (including adoption of the Merger by Parent as the sole stockholder of Merger Sub) necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of, Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

(i) Other than the filings, approvals and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act and any other Antitrust Laws, (C) under the Exchange Act and (D) required to be made with the NYSE (such approvals referred to in subsections (A) through (D) of this Section 5.2(c)(i), the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject, except, in the case of clause (B) above, for any breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d) Litigation.  As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the executive officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as are not, individually or in the aggregate, reasonably likely to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(e) Available Funds.  Parent and Merger Sub have available to them, or as of the Effective Time will have available to them, all funds necessary for the payment to the Paying Agent of the aggregate Per Share Merger Consideration and the payment of all amounts under Section 4.3.

(f) Capitalization of Merger Sub.  The authorized capital stock of Merger Sub consists solely of 100 shares of Common Stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(g) Ownership of Shares.  As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Subsidiaries owns (beneficially or of record) any Shares, except for any Shares held by any “employee benefit plan” within the meaning of Section 3(3) of ERISA of Parent or an Affiliate of Parent, and none of Parent, Merger Sub or any of their respective Subsidiaries holds any rights to acquire any Shares, in each case except pursuant to this Agreement.

(h) Brokers.  No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability.

ARTICLE VI
Covenants

6.1.  Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing (such approval not to be unreasonably withheld, delayed or conditioned), and except as otherwise set forth in Section 6.1 of the Company Disclosure Letter) and except as required by applicable Laws, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of its and its Subsidiaries’ present employees and agents. Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly provided in this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned), (C) as set forth in Section 6.1 of the Company Disclosure Letter or (D) as required by applicable Laws, the Company will not and will not permit its Subsidiaries to:

(i) adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in excess of $1 million in the aggregate, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary and as permitted by Section 6.1(a)(vii)), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than, in each case, (A) the issuance of Shares upon conversion of the Debentures, (B) the issuance of Shares pursuant to Company Awards, including upon exercise thereof and (C) the issuance of Shares in connection with “cashless” or “net settled” exercises of Company Awards);

(v) create or incur any Lien material to the Company or any of its Subsidiaries on any assets of the Company or any of its Subsidiaries (other than the exclusions set forth in clauses (A), (B), (C) and (F) of the definition of Encumbrance);

(vi) make any loans, advances, guarantees (other than guarantees of service granted in the ordinary course of business) or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company) in excess of $500,000 in the aggregate during any 12-month period;

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary or regular quarterly dividends not to exceed $0.055 per share payable in cash, declared and paid consistent with prior timing) or enter into any agreement with respect to the voting of its capital stock;

(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(ix) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices, provided that the aggregate amount of outstanding indebtedness for borrowed money will not exceed $60 million at any one time or (B) interest rate swaps on customary commercial terms consistent with past practice and in compliance with the Company’s risk management policies in effect on the date of this Agreement and not to exceed $500,000 of notional debt in the aggregate;

(x) except as set forth in the capital budgets set forth in Section 6.1(a)(x) of the Company Disclosure Letter and consistent therewith, make or authorize any capital expenditure in excess of $1 million in the aggregate during any 12-month period;

(xi) enter into any Contract that (A) would have been a Material Contract had it been entered into prior to the date of this Agreement or (B) is not terminable without liability within one year of the date of this Agreement and involves payment or receipt by the Company and its Subsidiaries of more than $5 million over the entire term of such Contract, except in the case of each of (A) and (B), for customer, vendor or technology licensing Contracts entered into in the ordinary course of business consistent with past practice that do not contain any of the provisions referred to in Section 5.1(j)(i)(D) and, in the case of vendor and technology licensing Contracts, do not have a term of longer than twelve (12) months;

(xii) make any material changes with respect to accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles;

(xiii) settle any litigation or other proceedings before a Governmental Entity for an amount in excess of $250,000 or any obligation or liability of the Company in excess of such amount;

(xiv) (A) amend or modify any Material Contract in any material respect or in a manner adverse to the Company or its Subsidiaries, (B) terminate any Material Contract or (C) cancel, modify or waive any debts or claims held by it or waive any rights in each case other than in the ordinary course of business and having a value in excess of $250,000;

(xv) make any material Tax election, settle any material Tax claim or change any material method of Tax accounting;

(xvi) (A) grant, extend, amend (except as required in the diligent prosecution of the Intellectual Property), waive or modify any material rights in or to, nor sell, assign, lease, license, let lapse, abandon or cancel, or extend or exercise any option to sell, assign, lease or license, any material Intellectual Property, in each case, other than in the ordinary course of business, (B) fail to diligently prosecute the Company’s and its Subsidiaries’ patent and trademark applications or (C) fail to exercise a right of renewal or extension under any material inbound license for material Intellectual Property;

(xvii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or otherwise dispose of any material assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except in connection with services provided in the ordinary course of business or sales of obsolete assets;

(xviii) hire any employee or individual independent contractor with total expected annual compensation, excluding commissions, in excess of $150,000, other than to fill vacancies arising in the ordinary course of business at compensation levels consistent with past practice;

(xix) except as required pursuant to Benefit Plans or as otherwise required by applicable Law, (i) grant or provide any severance or termination payments or benefits to any Employee or any director or officer of the Company or any of its Subsidiaries, (ii) increase the compensation, bonus opportunity or pension, welfare, severance or other benefits of, pay any bonus (other than the 2009 Bonus which may be paid in the ordinary course of business consistent with past practice and in accordance with its terms as in effect on the date of this Agreement), or make any new equity awards to any Employee or any director or officer of the Company or any of its Subsidiaries, (iii) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan, (v) enter into or establish any (1) employment, severance, change in control, termination, deferred compensation or other similar agreement with any Employee or any director or officer of the Company or any of its Subsidiaries or (2) other agreement, program or policy that would otherwise qualify as a material Benefit Plan had it been in place as of the date of this Agreement (it being understood and agreed that such plan, program or policy that cannot be terminated at any time by the Company or after Closing, Parent, without liability in excess of $500,000 in the aggregate is deemed per se material); (vi) change any discount rate assumptions or materially change any other actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vii) forgive any loans to Employees, directors or officers of the Company;

(xx) knowingly take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Closing set forth in Article VII not being satisfied; or

(xxi) agree, authorize or commit to do any of the foregoing.

(b) Prior to making any written or material broad-based oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to the effect upon employment, compensation or benefit matters that will result as a consequence of the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(c) From the date of this Agreement until the Effective Time, except (A) as otherwise expressly provided in this Agreement, (B) as the Company may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (C) as set forth in Section 6.1(c) of the Parent Disclosure Letter or (D) as required by applicable Laws, Parent will not knowingly take or permit any of its Subsidiaries to take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Closing set forth in Article VII not being satisfied.

6.2.  Acquisition Proposals.

(a) No Solicitation or Negotiation.  The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to instruct and cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below); or

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or

(iii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Requisite Company Vote is obtained, the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive, taken as a whole, to the other party than those contained in the Confidentiality Agreement (as defined in Section 9.7) (not including paragraph 8 thereof) and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to Parent; (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal; or (C) after having complied with Section 6.2(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the board of directors of the Company determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and (y) in each such case referred to in clause (A) or (B) above, the board of directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, and (z) in the case referred to in clause (C) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(b) Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, consolidation, liquidation, recapitalization, reorganization or similar transaction involving the Company or any of its Significant Subsidiaries and (ii) any acquisition by any Person resulting in, or proposal or offer to acquire by tender offer, share exchange or in any manner, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power or of any class of equity securities of the Company or those of any of its Subsidiaries, or 20% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means a bona fide written Acquisition Proposal for more than 50% of the assets (on a consolidated basis) of the Company or 50% of the total voting power of the equity securities of the Company that the board of directors of the Company has determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction that may be proposed by Parent).

(c) No Change in Recommendation or Alternative Acquisition Agreement.  The board of directors of the Company and each committee of the board of directors shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger; or

(ii) except as expressly permitted by, and after compliance with, Section 8.3(a) hereof, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in compliance with Section 6.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained, the board of directors of the Company may withhold, withdraw, qualify or modify the Company Recommendation (whether in connection with a Superior Proposal or otherwise) or approve, recommend or otherwise declare advisable any Superior Proposal made after the date of this Agreement that was not solicited, initiated, encouraged or knowingly facilitated in material breach of Section 6.2(a), if the board of directors of the Company determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with the directors’ fiduciary obligations under applicable Law (a “Change of Recommendation”); provided, however, that no Change of Recommendation may be made until after at least 48 hours following Parent’s receipt of notice from the Company advising that management of the Company currently intends to recommend to its board of directors that it take such action and the basis therefor, including all necessary information under Section 6.2(f), if applicable. In determining whether to make a Change of Recommendation in response to a Superior Proposal, the Company board of directors shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of Section 6.2.

(d) Certain Permitted Disclosure.  Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 under the Exchange Act (or any similar communication to stockholders) or making any “stop look and listen” communication to its stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to stockholders); provided, however, that if such disclosure has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change in Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.4(a).

(e) Existing Discussions.  The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreement. The Company also agrees that it will (i) promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries and (ii) enforce and not waive the terms of any such confidentiality agreement.

(f) Notice.  The Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if any inquiries, proposals or offers (including requests for information) with respect to an Acquisition Proposal are received by, or any discussions or negotiations regarding an Acquisition Proposal are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions thereof (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any discussions or negotiations with respect thereto, including any change in the Company’s intentions as previously notified.

6.3.  Proxy Filing; Information Supplied.

(a) (a) The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, a proxy statement in preliminary form relating to the Stockholders Meeting (as defined in Section 6.4) (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company shall cause the Proxy Statement to comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company agrees that none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Merger Sub shall cooperate with the Company in the preparation of the Proxy Statement and shall furnish all information concerning Parent and Merger Sub as is required to be included in the Proxy Statement. Each of Parent and Merger Sub agrees that none of the written information supplied by it for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Company shall promptly notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts promptly to provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC, and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the staff of the SEC advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

6.4.  Stockholders Meeting.  The Company will take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the date of this Agreement to consider and vote upon the adoption of this Agreement. Subject to Section 6.2(c) hereof, the board of directors of the Company shall recommend such adoption and shall take all reasonable lawful action to solicit such adoption of this Agreement.

6.5.  Filings; Other Actions; Notification.

(a) Cooperation.

(i) Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and shall use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement, and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or, in Parent’s or the Company’s reasonable opinion, advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Agreement, including this Section 6.5(a) or the “reasonable best efforts” or other similar standard generally, shall require, or be construed to require, Parent to proffer to, or agree to, or to permit the Company to proffer to or agree to, with respect to assets or businesses of Parent, the Company or their respective Subsidiaries, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate or agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumberment by the Company of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company to take any of the foregoing actions) or to agree to any material changes (including through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Company, except that Parent acknowledges that its reasonable best efforts under this Section 6.5(a)(i) include an obligation that Parent grant a license in respect of, dispose of or hold separate, or enter into an agreement or commitment to grant a license in respect of, dispose of or hold separate, assets, licenses, operations, rights, businesses or interests therein or business product lines of the Company and its Subsidiaries in connection with the performance of its obligations under this Section 6.5(a)(i), if, and only if, all of the following criteria are satisfied: (A) such license, disposal or hold separate (the “Consent Agreement”) is required or imposed by a Governmental Entity to permit the consummation of the Merger or the other transactions contemplated by this Agreement under applicable Antitrust Laws and (B) the assets, licenses, operations, rights, businesses or interests therein or business product lines that would be divested or held separate or otherwise affected by all Consent Agreements collectively produced gross revenues in an amount that is less than 5% of the gross revenues of the Company and its Subsidiaries during the 2009 calendar year (the “Consent Cap”). Parent shall, subject to the Consent Cap and Section 7.2(c), propose, negotiate, offer to commit to and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the licensing, hold separate or disposition of such as sets, licenses, operations, rights, businesses or interests therein or business product lines of the Company and its Subsidiaries so as to enable the Closing to occur as soon as reasonably possible (and in any event, not later than the Termination Date, or if such date is extended pursuant to the terms of Section 8.2(a), the extended Termination Date). Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. The Company and Parent shall use their respective reasonable best efforts to consult with each other in advance of any meeting, discussion, substantive telephone call or conference with the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity regarding any of the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, provide to the other party the opportunity to attend and/or participate in any such substantive meeting, discussion, telephone call or conference. The Company will cooperate with Parent and provide such assistance as Parent may reasonably request to promote the transactions contemplated by this Agreement and facilitate the Closing hereunder.

(ii) Each of the Company and Parent will (A) make an appropriate notice filing pursuant to the HSR Act and appropriate filings under all other applicable Laws, including Antitrust Laws, with respect to the transactions contemplated hereby as promptly as reasonably practicable after the date of this Agreement, and each of Parent and the Company will bear the costs and expenses of its own filings (subject to Section 8.5(c)), (B) request early termination of the waiting period with respect to the Merger under the HSR Act, (C) in the event that the DOJ, the FTC or any other Governmental Entity requests additional information pursuant to any Antitrust Law, negotiate the scope of and respond as promptly as reasonably practicable to such request for additional information and (D) subject to Section 6.5(a)(i), resist in good faith, at its own cost and expense (subject to Section 8.5(c)), any assertion by any Governmental Entity that the transactions contemplated hereby constitute a violation of any Antitrust Law, including by contesting administratively and in court any adverse determination made by a Governmental Entity under any applicable Antitrust Law, if such assertion or determination is reasonably likely to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement.

(iii) Nothing in this Agreement, including this Section 6.5, shall require, or be construed to require, the Company or its Subsidiaries to proffer to, or agree to, license, dispose of, sell or otherwise hold separate or restrict the operation of, any of the assets, licenses, operations, rights, business or interest therein of the Company or any of its Subsidiaries unless the effectiveness of such action is conditioned upon Closing.

(b) Information.  Subject to applicable Law, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(c) Status.  Subject to applicable Laws and as required by any Governmental Entity and the other terms and conditions of this Agreement, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give prompt notice to Parent of any change, fact or condition that is reasonably expected to result in a Company Material Adverse Effect or of any failure of any condition to Parent’s obligations to effect the Merger. Parent shall give prompt notice to the Company of any change, fact or condition that is reasonably expected to result in any failure of any condition to the Company’s obligations to effect the Merger.

(d) Company Debt Obligations.  The Company shall take all necessary action, if any, to enter into a supplemental indenture in a form reasonably satisfactory to Parent prior to the Effective Time with the Trustee (as defined in the Debentures) pursuant to the indenture under which the Debentures were issued, as amended on September 18, 2008, (the “Indenture”) and as required by the Indenture to provide, among other things, that on and after the Effective Time, the Debentures will be convertible only into the Per Share Merger Consideration as provided for under Section 12.12 of the Indenture. Furthermore, prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, take all actions required by the provisions of the Indenture, including providing all required notices in a timely manner.

6.6.  Access and Reports.  Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

6.7.  Stock Exchange Delisting.  Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.8.  Publicity.  The initial press release regarding the Merger shall be a joint press release, and thereafter, the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Government Entity.

6.9.  Employee Benefits.

(a) Parent agrees that, during the period commencing at the Effective Time and ending twelve (12) months thereafter, the employees of the Company and its Subsidiaries who continue to be employed by the Surviving Corporation after the Effective Time (the “Continuing Employees”) will be provided with (i) base salaries that are no less than the base salaries provided by the Company and its Subsidiaries immediately prior to the Effective Time and (ii) welfare benefits under employee benefit plans that are no less favorable in the aggregate than those welfare benefits that, at the election of Parent, are currently provided by either (x) the Company and its Subsidiaries to such Employees or (y) are provided from time to time by Parent to its similarly situated employees.

(b) Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall (i) cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence participation therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation and (ii) cause the Company’s 401(k) Plan to be terminated effective immediately prior to the Effective Time.

(c) Except to the extent it would result in a duplication of benefits, Parent shall cause any employee benefit plans (including vacation, severance and disability plans) covering Continuing Employees to take into account, for purposes of eligibility, benefits (excluding accruals under a defined benefit plan or for purposes of qualifying for subsidized early retirement benefits), participation (including “grandfathering” generally but excluding “grandfathering” for any frozen plan or benefit) and vesting thereunder service by such Continuing Employees with the Company and its Subsidiaries (and, to the extent applicable, their respective predecessors but only to the same extent as currently recognized by the Company as of the date of this Agreement under corresponding benefits, if applicable) as if such service were with Parent, to the same extent that such service was taken into account, waived or satisfied under a comparable plan of the Company of its Subsidiaries, provided, that no credit shall be given under frozen benefit plans or defined benefit plans. For purposes of each employee benefit plan of Parent providing medical, dental, prescription drug, vision, life insurance or disability benefits to any employee of the Company or any of its Subsidiaries, Parent shall cause its employee benefit plans to waive all pre-existing condition exclusions of its employee benefit plans with respect to Continuing Employees and their dependents to the same extent such exclusions were waived under a comparable plan of the Company.

(d) From and after the Effective Time, Parent shall honor and shall cause its Affiliates (including the Surviving Corporation and its Subsidiaries) to honor, in accordance with its terms, each Benefit Plan set forth in Section 6.9(d) of the Company Disclosure Letter.

(e) To the extent that applicable cash bonuses for 2010 have not otherwise been paid by the Company to Employees prior to the Effective Time, each Employee who is a participant in the Company’s annual incentive plan and performance incentive plan (the “Cash Bonus Plans”), who remains employed through such date, shall earn and be paid, in accordance with the terms of the applicable Cash Bonus Plans existing as of the date of this Agreement, a cash bonus in an amount equal to a pro-rata portion of the amounts earned under the Cash Bonus Plans based on actual performance during 2010 through the end of the quarter during which the Effective Time occurs (the “Bonus Determination Date”); provided, however, that the portion of the bonus calculated based on the number of days it takes the Company to collect revenue after a sale (“Day Sales Outstanding”) be calculated based on the trailing 12 month average of Day Sales Outstanding as of the Bonus Determination Date. Additionally, cash bonuses for quarters beginning after the Effective Time (including for the remaining quarters of the calendar year during which the Effective Time occurs) shall be earned and paid based on actual performance in accordance with the Parent’s corresponding cash bonus plan; provided, however, that any Employee whose employment is terminated without cause by the Company or its Affiliates after the Effective Time and prior to the applicable bonus payment date for the year in which the Effective Time occurs shall be paid a pro-rata bonus through the Bonus Determination Date, paid within 30 days following such Employee’s termination of employment. For the avoidance of doubt, all bonus payments under the Cash Bonus Plans pursuant to this Section 6.9(e) shall be accrued, earned and paid solely in cash, and shall not include any equity award component.

(f) For each Benefit Plan set forth in Section 6.9(f) of the Company Disclosure Letter, Parent hereby acknowledges that a “change of control” or “change in control” within the meaning of each such Benefit Plan will occur upon the Effective Time.

(g) Notwithstanding the foregoing, nothing contained herein shall (1) be treated as an amendment of any particular Benefit Plan, (2) give any third party any right to enforce the provisions of this Section 6.9 or (3) obligate Parent, the Surviving Corporation or any of their Affiliates to (i) maintain any particular benefit plan or (ii) retain the employment of any particular employee.

(h) Prior to Closing, the Company will be permitted to adopt (and, in accordance with Section 6.1(b), communicate to participants) a retention program in accordance with the terms set forth on Section 6.9(h) of the Company Disclosure Letter.

6.10.  Expenses.  The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.11.  Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or by-laws in effect on the date of this Agreement to indemnify such Person (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking, if and only to the extent required by Delaware law or the Company’s or applicable Subsidiaries’ certificate of incorporation or by-laws in effect on the date of this Agreement, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties and advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter; and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend for such policies a premium amount in excess of 300% of the annual premiums currently paid by the Company for its D&O Insurance. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

(e) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(f) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

6.12.  Other Actions by the Company.

(a) Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall, subject to applicable Law, grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

ARTICLE VII

Conditions

7.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval.  This Agreement shall have been duly adopted by holders of Shares constituting the Requisite Company Vote.

(b) Regulatory Consents.  (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated, (ii) all approvals or filings required in the jurisdictions set forth on Exhibit B shall have been granted or any applicable waiting periods thereunder shall have been terminated or shall have expired and (iii) all other mandatory approvals or filings the failure of which to make or obtain and be in effect provides a reasonable basis to conclude that the parties hereto or any of their Subsidiaries would be subject to risk of criminal sanctions or any of their Representatives would be subject to risk of criminal or material civil or administrative sanctions shall have been made and/or obtained and be in effect.

(c) Orders.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).

7.2.  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than Section 5.1(b) (Capital Structure), 5.1(c) (Corporate Authority) and 5.1(l) (Takeover Statutes) hereof, which must be true and correct, except for any failure to be true and correct in respect of Section 5.1(b) that would be immaterial) are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the effect that such Chief Executive Officer or Chief Financial Officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to such effect.

(c) Consent Agreements.  All Consent Agreements that are or will be required or imposed by Governmental Entities in order to permit the consummation of the Merger and the other transactions contemplated by this Agreement are not and will not be in excess of the Consent Cap.

(d) No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred or been discovered, any change, event, circumstances or development that has had, or is reasonably likely to have, a Company Material Adverse Effect.

7.3.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent to the effect that such Chief Executive Officer or Chief Financial Officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer or Chief Financial Officer of Parent to such effect.

ARTICLE VIII

Termination

8.1.  Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2.  Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by October 23, 2010 (the “Termination Date”), whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a); provided, however, that if the conditions set forth in Section 7.1(b) have not been satisfied or waived on or prior to such date, but all other conditions set forth in Article VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the Termination Date may be extended by Parent or the Company in writing to a date not beyond January 23, 2011, (b) the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement thereof or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a)); provided that the right to terminate this Agreement pursuant to this Section 8.2(c) shall not be available to any party unless, subject to Section 6.5, such party shall have used its reasonable best efforts to oppose any such Order or have such Order vacated or made inapplicable to the Merger; provided, further, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

8.3.  Termination by the Company.  This Agreement may be terminated by the Company and the Merger may be abandoned:

(a) At any time prior to, but not after, the time the Requisite Company Vote is obtained, if (i) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (ii) Parent does not make, within four business days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the board of directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal and (iii) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5. The Company agrees (x) that it will not enter into the binding agreement referred to in clause (i) above until at least the fifth business day after it has provided the notice to Parent required thereby, (y) to notify Parent promptly if its intention to enter into the written agreement referred to in its notification changes and (z) during such four-business day period, to negotiate in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to a Superior Proposal, if any.

(b) If there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by the Company to Parent and (y) the Termination Date.

8.4.  Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if (a) the board of directors of the Company shall have made a Change of Recommendation, (b) the Company shall have failed to take a vote of stockholders on the Merger prior to the Termination Date, (c) at any time following receipt of an Acquisition Proposal, the Company board of directors shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within ten (10) business days after receipt of any written request to do so from Parent), (d) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and, at any time after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, the Company board of directors comments on such offer (other than a “stop, look and listen” statement made pursuant to Rule 14d-9(f) of the Exchange Act) and fails to recommend unequivocally that stockholders of the Company not tender any of their shares into such offer or (e) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by Parent to the Company and (y) the Termination Date.

8.5.  Effect of Termination and Abandonment.

(a) Except as provided in paragraphs (b) and (c) below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful material breach of this Agreement and (ii) the provisions set forth in this Section 8.5 and the second sentence of Section 9.1 shall survive the termination of this Agreement.

(b) In the event that:

(i) an Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn at least (A) ten (10) business days prior to, with respect to any termination pursuant to Section 8.2(a), the Termination Date, and (B) with respect to termination pursuant to Section 8.2(b), at least 10 business days prior to the date of the Stockholders Meeting) and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) (Termination Date) or 8.2(b) (No Stockholder Approval);

(ii) this Agreement is terminated (A) by Parent pursuant to Section 8.4(a), (b), (c) or (d) or (B) by the Company pursuant to Section 8.2(b) and, on or prior to the date of the Stockholders Meeting, any event giving rise to Parent’s right to terminate under Section 8.4(a), (c) or (d) shall have occurred; or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a) (Fiduciary Out), then in any case of Section 8.5(b)(i), (ii) or (iii) the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a termination fee of $14,500,000 (the “Termination Fee”) (provided, however, that the Termination Fee to be paid pursuant to clause (iii) shall be paid as set forth in Section 8.3); provided, however, that no Termination Fee shall be payable to Parent pursuant to clause (i) of this paragraph (b) unless and until within 12 months of such termination, (1) the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company’s stockholders an Acquisition Proposal or (2) there shall have been consummated an Acquisition Proposal (substituting in both instances “50%” for “20%” in the definition of “Acquisition Proposal”); provided that for purposes of this Agreement, an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within 12 months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement (other than a confidentiality agreement) with respect to, or shall have consummated or shall have approved or recommended to the Company’s stockholders or otherwise not opposed, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in this Section 8.5(b) or any portion of such fee, the Company shall pay to Parent or Merger Sub its out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 8.5(b), the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

(c) If this Agreement is terminated by Parent or the Company pursuant to (i) Section 8.2(a) (Termination Date) and at the time of such termination, all of the conditions to closing set forth in Article VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing) other than the conditions set forth in Section 7.1(b) or Section 7.2(c); provided that the Company was not in material breach of its obligations under Section 6.5(a), (b) or (c) or (ii) Section 8.2(c) (Final Order) where there is a final non-appealable Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger under any Antitrust Laws; provided that the Company was not in material breach of its obligations under Section 6.5(a), (b) or (c), then Parent shall promptly, but in no event later than two days after being notified of such by the Company, pay to the Company a termination fee of $20,000,000 (the “Parent Termination Fee”) and shall promptly, but in no event later than two days after being notified of such by the Company, pay all of the documented out-of-pocket expenses of the Company for its outside legal counsel in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $2,500,000, in each case, payable by wire transfer of same day funds. Parent acknowledges that the agreements contained in this Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails to promptly pay the amount due pursuant to this Section 8.5(c), and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the fee set forth in this Section 8.5(c) or any portion of such fee, Parent shall pay to the Company its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event the Parent Termination Fee becomes payable and is paid by Parent pursuant to this Section 8.5(c), the Parent Termination Fee shall be the Company’s sole and exclusive remedy for monetary damages under this Agreement.

ARTICLE IX

Miscellaneous and General

9.1.  Survival.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.10 (Expenses) and 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2.  Modification or Amendment.  Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3.  Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4.  Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5.  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of the Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

9.6.  Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile or overnight courier:

If to Parent or Merger Sub:

R.R. Donnelley & Sons Company
111 South Wacker Drive
Chicago, Illinois 60606
Attention: General Counsel
fax: (312) 326-7620

with a copy to

Sullivan & Cromwell LLP,
125 Broad Street
New York, NY 10004
Attention: Audra Cohen
fax: (212) 558-3588

If to the Company:

Bowne & Co., Inc.
55 Water Street
New York, NY 10041
Attention: General Counsel
fax: (212) 658-5898

with a copy to

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Mario A. Ponce
fax: (212) 455-2502

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7.  Entire Agreement.  This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, dated February 9, 2010, as amended, modified or supplemented from time to time in accordance with its terms, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.8.  Third Party Beneficiaries.

(a) Following the Effective Time, each holder of Shares shall be entitled to enforce the provisions of Article IV to the extent necessary to receive the consideration to which such holder is entitled pursuant to Article IV.

(b) Except as provided in Section 9.8(a) and in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9.  Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10.  Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due, and Parent and Merger Sub will indemnify the Company against liability for any such taxes.

9.11.  Definitions.  Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12.  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.13.  Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party to this Agreement has or may have set forth information in its respective Disclosure Letter in a section of such Disclosure Letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.14.  Assignment.  This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

BOWNE & CO., INC.

By:	/s/ David J. Shea
Name:     David J. Shea

Title:	Chairman and Chief Executive Officer

R.R. DONNELLEY & SONS COMPANY

By:	/s/ Thomas J. Quinlan
Name:     Thomas J. Quinlan

Title:	President and Chief Executive Officer

SNOOPY ACQUISITION, INC.

By:	/s/ Miles W. McHugh
Name:     Miles W. McHugh

Title:	Executive Vice President and Chief Financial Officer

ANNEX A
DEFINED TERMS

Terms	Section

1999 Plan	5.1(b)(i)
2000 Plan	5.1(b)(i)
Acquisition Proposal	6.2(b)
Affiliate	5.1(e)(ii)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(ii)
Antitrust Laws	5.1(d)(i)
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
Bonus Determination Date	6.9(e)
business day	1.2
By-Laws	2.2
Cash Bonus Plans	6.9(e)
Certificate	4.1(a)
Change of Recommendation	6.2(c)(ii)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	5.1(h)(ii)
Company	Preamble
Company Approvals	5.1(d)(i)
Company Awards	4.3(f)
Company Disclosure Letter	5.1
Company DSU	4.3(d)
Company Labor Agreements	5.1(o)
Company Material Adverse Effect	5.1(a)
Company Option	4.3(a)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Restricted Stock	4.3(b)
Company RSU	4.3(c)
Confidentiality Agreement	9.7
Consent Agreement	6.5(a)(i)
Consent Cap	6.5(a)(i)
Constituent Corporations	Preamble
Continuing Employees	6.9(a)
Contract	5.1(d)(ii)
Day Sales Outstanding	6.9(e)
D&O Insurance	6.11(c)
Debentures	5.1(b)(i)
Delaware Certificate of Merger	1.3

Terms	Section

DGCL	1.1
Dissenting Stockholders	4.1(a)
DOJ	6.5(a)(i)
Effective Time	1.3
Employees	5.1(h)(i)
Encumbrance	5.1(k)(iv)
Environmental Law	5.1(m)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iii)
ERISA Plan	5.1(h)(ii)
Exchange Act	5.1(a)
Exchange Fund	4.2(a)
Excluded Share, Excluded Shares	4.1(a)
FTC	6.5(a)(i)
GAAP	5.1(e)(iv)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(m)
HSR Act	5.1(d)(i)
Indemnified Parties	6.11(a)
Indenture	6.5(d)
Insurance Policies	5.1(q)
Intellectual Property	5.1(p)(viii)
IP Encumbrances	5.1(p)(viii)
IRS	5.1(h)(ii)
IT Assets	5.1(p)(viii)
knowledge	5.1(g)
Laws	5.1(i)
Leased Real Property	5.1(k)(ii)
Lien	5.1(b)(i)
Material Contract	5.1(j)(i)(J)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(ii)
Non-U.S. Benefit Plans	5.1(h)(i)
NYSE	5.1(a)(G)
Order	7.1(c)
Other Awards	4.3(e)
Owned Real Property	5.1(k)(i)
Parent	Preamble
Parent Approvals	5.2(c)(i)
Parent Disclosure Letter	5.2
Parent Termination Fee	8.5(c)
Paying Agent	4.2(a)
PBGC	5.1(h)(iii)

Terms	Section

Pension Plan	5.1(h)(ii)
Per Share Merger Consideration	4.1(a)
Person	4.2(d)
Proxy Statement	6.3
Registered	5.1(p)(viii)
Representatives	6.2(a)
Requisite Company Vote	5.1(c)(i)
Sarbanes-Oxley Act	5.1(e)(i)
Scheduled Intellectual Property	5.1(p)(i)
SEC	5.1(e)(i)
Securities Act	5.1(e)(i)
Share, Shares	4.1(a)
Significant Subsidiary	5.1(a)
Software	5.1(p)(viii)
Stock Plans	5.1(b)(i)
Stockholders Meeting	6.4
Subsidiary	5.1(a)
Superior Proposal	6.2(b)
Surviving Corporation	1.1
Takeover Statute	5.1(l)
Tax, Taxes	5.1(n)
Tax Return	5.1(n)
Termination Date	8.2
Termination Fee	8.5(b)(iii)
Trade Secrets	5.1(p)(viii)
U.S. Benefit Plans	5.1(h)(ii)

EXHIBIT A

FORM OF

RESTATED

CERTIFICATE OF INCORPORATION

OF

BOWNE & CO., INC.

FIRST. The name of the corporation is Bowne & Co., Inc.

SECOND. The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares that the corporation shall have authority to issue is 100 shares of Common Stock, and the par value of each of such share is $0.01.

FIFTH. The board of directors of the corporation is expressly authorized to adopt, amend or repeal by-laws of the corporation.

SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.

SEVENTH. No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

EXHIBIT B

FOREIGN ANTITRUST FILINGS

Germany, if required

Austria, if required

Annex B

PERSONAL AND CONFIDENTIAL

February 23, 2010

Board of Directors
Bowne & Co., Inc.
55 Water Street
New York, New York 10041

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than R. R. Donnelley & Sons Company (“R. R. Donnelley”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Bowne & Co., Inc. (the “Company”) of the $11.50 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of February 23, 2010 (the “Agreement”), by and among the Company, R. R. Donnelley and Snoopy Acquisition, Inc., a wholly owned subsidiary of R. R. Donnelley.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, R. R. Donnelley and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time, including having acted as sole book runner with respect to a public offering of 12,075,000 shares of the Company’s common stock in August 2009. We have also provided, and are providing, certain investment banking and other financial services to R. R. Donnelley and its affiliates, including having acted as financial advisor to R. R. Donnelley with respect to its acquisitions of Banta Corporation in January 2007 and Van Hoffman Corp. in May 2007. We also may provide investment banking and other financial services to the Company and R. R. Donnelley and their respective affiliates in the future. In connection with the above-described services we have received, and may receive, compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2008; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the printing services industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

Board of Directors
Bowne & Co., Inc.
February 23, 2010
Page Two

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and we do not assume any liability for any such information. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or R. R. Donnelley or the ability of the Company or R. R. Donnelley to pay its obligations when they come due. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any alternative transaction. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $11.50 per Share in cash to be paid to the holders (other than R. R. Donnelley and its affiliates) of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $11.50 per Share in cash to be paid to the holders (other than R. R. Donnelley and its affiliates) of Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Board of Directors
Bowne & Co., Inc.
February 23, 2010
Page Three

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $11.50 per Share in cash to be paid to the holders (other than R. R. Donnelley and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

Annex C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders.

Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPECIAL MEETING OF BOWNE & CO., INC.

Date: _______ __, ____

Time: __:__ __.__ (________)

Place: 55 Water St. New York, NY 10041

Please make your marks like this: ☒ Use dark pen only

Board of Directors Recommends a Vote **FOR** proposals 1 and 2.

The proxies, David Shea and Scott Spitzer, are authorized to vote in their discretion upon such other matters as may properly come before the special meeting and any adjournment or postponement thereof.

To attend the meeting and vote your shares in person, please mark this box. ☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

_________________________ Please Sign Here _______________ Please Date Above

_________________________ Please Sign Here _______________ Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Special Meeting of Bowne & Co., Inc.
to be held on __________, ________ __, _____
for Holders as of _______ __, _____
This proxy is being solicitied on behalf of the Board of Directors

VOTED BY:

INTERNET

Go To
www.proxypush.com/bne
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

866-390-5389
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints David Shea and Scott Spitzer, and each or either of them, as proxies of the undersigned, each with full power of substitution, to represent and vote all the shares of common stock of Bowne & Co., Inc. which the undersigned is entitled to vote at the special meeting of stockholders to be held at [   ], local time, on [   ] at Bowne's headquarters, 55 Water Street, New York, New York 10041 or any adjournment or postponement thereof. The undersigned directs that this proxy be voted as designated by the undersigned with respect to proposals 1 and 2 and in the proxies' discretion upon such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN WITH REGARD TO A PROPOSAL, SHARES WILL BE VOTED "FOR" ANY SUCH PROPOSAL. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PROXY TABULATOR FOR

BOWNE & CO.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

OFFICE #

Revocable Proxy — Bowne & Co., Inc.
Special Meeting of Stockholders
______ __, ____, __:__ a.m. (_________)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints David Shea and Scott Spitzer, and each or either of them, as proxies of the undersigned, each with full power of substitution, to represent and vote all of the shares of common stock of Bowne & Co., Inc. which the undersigned is entitled to vote at the special meeting of stockholders to be held at [ ], local time, on [ ] at Bowne's headquarters, 55 Water Street, New York, New York 10041 or any adjournment or postponement thereof.

The shares represented by this proxy will be voted as directed or, if no direction is given with regard to a proposal, shares will be voted "For" any such proposal.

The proxies are authorized to vote in their discretion upon such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

→ Please separate carefully at the perforation and return just this portion in the envelope provided. →